Filed Pusuant to Rule 424(b)(3)
                                                Registration File No. 333-143971


                     CHINA HOUSING & LAND DEVELOPMENT, INC.
                              12,040,401 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of up to 12,040,401 shares of our common stock, per value $0.001 per share, including up to 2,778,554 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants. Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol "CHLN.OB". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on June 18, 2007, was $4.20.

      Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

      No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 9 , 2007.


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                                Table Of Contents

PROSPECTUS SUMMARY ........................................................    1

RISK FACTORS ..............................................................    4

USE OF PROCEEDS ...........................................................   13

BUSINESS ..................................................................   14

DESCRIPTION OF PROPERTY ...................................................   21

SELLING STOCKHOLDERS ......................................................   22

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION .................   25

EXECUTIVE COMPENSATION ....................................................   30

PLAN OF DISTRIBUTION ......................................................   31

PENNY STOCK ...............................................................   33

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ..............   34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............   36

DESCRIPTION OF SECURITIES .................................................   37

LEGAL PROCEEDINGS .........................................................   37

CERTAIN RELATED TRANSACTIONS ..............................................   37

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ..................   38

LEGAL MATTERS .............................................................   38

INTEREST OF NAMED EXPERTS AND COUNSEL .....................................   38

AVAILABLE INFORMATION .....................................................   39

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "China Housing," "CHLN," the "Company," "we," "us," and "our" refer to China Housing & Land Development, Inc.

CHINA HOUSING & LAND DEVELOPMENT, INC.

      We primarily engage in the development and sale of commercial and residential real estate.

      We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 16,000,000 shares of our common stock. Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol "CHLN.OB".

      For the three month period from ended March 31, 2007, we have revenue of $8,196,000, with gross profits of $1,945,000.

      Our executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054, and our telephone number is 86-029-82582632. We are a Nevada corporation.

THE OFFERING

      The selling stockholders are offering up to 12,040,401 shares of our common stock, including up to 2,778,554 stockholders shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $4.50 per share.

      After the offering, there will be 32,845,762 shares of our common stock outstanding, assuming that all the shares registered here will be issued.

USE OF PROCEEDS.

      We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

SUMMARY OF RECENT TRANSACTIONS

Acquisition of Xian Tsining Housing Development Co., Ltd.

      On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 16,000,000 shares of our common stock.

      Concurrently with the closing of the purchase agreement and as a condition thereof, we entered into an agreement with Deljit Bains and Davinder Bains, our executive officers, pursuant to which they each returned 4,000,000 shares of our common stock to us for cancellation. They were not compensated in any way for the cancellation of their shares of our common stock. Upon completion of the foregoing transactions, we had an aggregate of 20,000,000 shares of common stock issued and outstanding. The shares of common stock issued to the shareholders of Tsining were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended.

Private Placement on June 28, 2006

      On June 28, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

      In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 66,154 shares of common stock on the same terms and conditions as the investors.

Private Placement on July 7, 2006

      On July 7, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

      In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

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Private Placement on August 21, 2006

      On August 21, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $812,500 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

      In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 50,000 shares of common stock on the same terms and conditions as the investors.

Private Placement on May 9, 2007

      On May 7, 2007, China Housing & Land Development, Inc. (the "Company"), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the "Closing Date"), the Company completed the sale of $25,006,978 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the private placement. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

      The Company is obligated to file a registration statement to register the resale of shares of the common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants granted in the private placement. If the registration statement is not filed within 45 days from the Closing Date, or declared effective within 180 days following the Closing Date, or if the registration ceases to be effective for more than thirty
(30) trading days, the Company is obligated to pay the investors certain fees per month in the amount of 1% of the principal amount invested.

      In connection with the offering, the Company paid a placement fee of 7% of the proceeds in cash.

                                  RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS

Our home sales and operating revenues could decline due to macro-economic and other factors outside of its control, such as changes in consumer confidence and declines in employment levels.

      Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause its operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in its revenues could in turn negatively affect the market price of its securities.

An increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for the Company's homes.

      Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain the financing they would need in order to purchase our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. For example, if mortgage financing became less available, demand for its homes could decline. A reduction in demand could also have an adverse effect on the pricing of our homes because we and our competitors may reduce prices in an effort to better compete for home buyers. A reduction in pricing could result in a decline in revenues and in our margins.

We could experience a reduction in home sales and revenues or reduced cash flows if we are unable to obtain reasonably priced financing to support its homebuilding and land development activities.

     The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance its homebuilding and land development activities. Although we believe that internally generated funds and current borrowing capacity will be sufficient to fund our capital and other expenditures (including land acquisition, development and construction activities), the amounts available from such sources may not be adequate to meet our needs. If such sources are not sufficient, we would seek additional capital in the form of debt or equity financing from a variety of potential sources, including bank financing and/or securities offerings. The availability of borrowed funds, to be utilized for land acquisition, development and construction, may be greatly reduced, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with new loans. The failure to obtain sufficient capital to fund its planned capital and other expenditures could have a material adverse effect on our business.

We are subject to extensive government regulation which could cause it to incur significant liabilities or restrict it business activities.

      Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict its business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may require additional capital in the future, which may not be available on favorable terms or at all.

      Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

     We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

      Our projects and the raw materials we use have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

      We could be adversely affected by the occurrence of natural disasters. From time to time, our developed sites may experience strong winds, storms, flooding and earth quakes. Natural disasters could impede operations, damage infrastructure necessary to our constructions and operations. The occurrence of natural disasters could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

      In general, the property development industry is intensely competitive and highly fragmented. We compete with various companies. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

     We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the constructions. Although our construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt its business operations.

      Our future success will depend in substantial part on the continued service of our senior management, including Mr. Lu Pingji, our Chairman and Chief Executive Officer, and Mr. Feng Xiaohong, our Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life or other insurance in respect of any of its officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the People's Republic of China, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

Risks Related To the People's Republic of China

The People's Republic of China's Economic Policies could affect our Business.

      Substantially all of our assets are located in the People's Republic of China and substantially all of our revenue is derived from our operations in The People's Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People's Republic of China.

      While the People's Republic of China's economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People's Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

      The economy of the People's Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People's Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People's Republic of China's economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People's Republic of China may hamper our ability to remit income to the United States.

      The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our directors believe that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to our stockholders.

The fluctuation of the Renminbi may materially and adversely affect your investment.

      The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

      Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

      Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

      In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

      As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Lu Pingji, our Chairman and Chief Executive Officer, as our agent to receive service of process in any action against our company in the United States.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

      At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

We may face obstacles from the communist system in the People's Republic of China.

      Foreign companies conducting operations in the People's Republic of China face significant political, economic and legal risks. The Communist regime in the People's Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the People's Republic of China.

      The People's Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

      It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the People's Republic of China.

      Because the Company's executive officers and directors, including, the chairman of it's board of directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or its officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the People's Republic of China it would also be extremely difficult to access those assets to satisfy an award entered against it in a United States court.

We may face judicial corruption in the People's Republic of China.

      Another obstacle to foreign investment in the People's Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the People's Republic of China's poorly developed and sometimes corrupt judicial systems.

Risks Related To This Offering

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

     Although our common stock trades on the Over-the-Counter Bulleting Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

      o     the issuance of new equity securities;

      o     changes in interest rates;

      o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o     variations in quarterly operating results;

      o     change in financial estimates by securities analysts;

      o     the depth and liquidity of the market for our common stock;

      o investor perceptions of our company and the technologies industries generally; and

      o     general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

      Our common stock is currently traded on a limited basis on the OTCBB under the symbol "CHLN." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

      o investors may have difficulty buying and selling or obtaining market quotations;

      o     market visibility for our common stock may be limited; and

      o a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

     Our executive officers and directors and principal stockholders together will beneficially own a majority of the total voting power of our outstanding voting capital stock. These stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See "Principal Stockholders" for information about the ownership of common by our executive officers, directors and principal stockholders.

We do not anticipate paying dividends on the Common Stock.

      We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

Our common stock could be considered to be a "penny stock."

      Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;
(iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity.

      Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

      Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders' common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

      Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

                                    BUSINESS


INDUSTRY OVERVIEW

      China has experienced rapid economic growth in the last twenty years. According to China's Department of Commercial Affairs, China's gross domestic product ("GDP") achieved an annual growth rate of 9.77% from 2004 to 2006. According to the National Statistics Bureau of China, the GDP of China in 2006 was RMB 20,960.95 billion, up 10.04% over the previous year.

      We believe that the primary reasons behind China's strong economic growth are

      (i) a robust domestic consumer demand resulting from rising consumer confidence and disposable income,

      (ii) increasing foreign direct investment after accession into the World Trade Organization,

      (iii) surging investments in real estate and infrastructure, as exhibited by a boom in the real property market. We believe that a paradigm shift is taking place in China, characterized by some major economic and political improvements, such as a de-politicization of Chinese society, growing private business, an emerging unified national market and integration into the global value chain.

Residential Real Estate

      China is in the midst of a rapid urbanization process. There are now over 400 million Chinese living in urban areas. Despite policies to limit population growth, China's urban population has been increasing and real estate investment has been thriving. Real estate investment has grown considerably, but not at a rate we believe is excessive relative to GDP growth. We believe that there is still strong growth potential in Chinese real estate investments. According to the National Statistics Bureau of China, real estate investment in China increased from RMB 15,000 million in 1978 to RMB 1,575,900 million in 2005. Southnet News reports in China's Youth Newspaper that from the late 1990s to 2006, there was an annual average growth rate of approximately 20% in real estate investments.

      China's real estate market entered a new phase in 1990 with the promulgation of the Temporary Regulations on the Sale and Transfer of Urban State-Owned Real Estate which was the first in a series of major housing policy reforms. Previously all land and housing was owned by the State. Key regulatory developments have included:

      o 1991- Employees allowed to use funds in their Housing Accounts to pay for deposits on home purchases;

      o     1992- All large cities began to sell state owned housing;

      o     1998- The policy of state allocation of housing was abolished;

      o 1999- The maximum term for mortgages was extended to 30 years and financing limits were increased from 70% to 80% of the purchase price.

     Statistics from the Ministry of Construction show that from 1980 to 2000, China's real estate industry showed strong growth with newly built housing reaching an average of 218 square feet per person, a two fold increase from 1970. The PRC government expects the nation to increase aggregate housing area from the 2005 total of 59 billion square feet to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

      According to the PRC National Bureau of Statistics (NBS), in 2004, investment in Chinese real estate exceeded US$159 billion, accounting for 25 percent of fixed asset investment. The continuing national trends of urbanization and expanded development are generally expected to lead sustained growth in the market for at least the next ten years.

      Since 1990s, Chinese government reforms in urban and rural housing policies have promoted the concept of the family residence in allowing individuals to purchase their own homes, and opportunities for financing such purchases through banks and other funds have become available to individuals. Previously, homes were owned by companies for their employees, and there was no market for real estate at the individual level. A viable and vibrant real estate market has emerged with these reforms. The effect of the emerging housing industry on the financial sector was considerable. According to the National Statistics Bureau of China, in 2004 individuals accounted for 93.3% of the total sales of commercial buildings.

      Most of China's housing and land development companies develop projects on a regional rather than a national basis. There are several reasons for this. First, land is controlled by local governments and local companies have better relationships with local governments and easier access to regional information. Moreover, bank loans are approved by local bank branches; therefore, local real estate companies are better able to leverage relationships to obtain financing and/or preferential financing terms. Also, housing specifications tend to vary on a regional basis based on local tastes, customs, and environmental factors.

      The demand for residential housing is characterized by individuals and families, many of whom are purchasing for the first time. They will normally pay a 20% deposit on the cost of the property with the remainder covered by a mortgage. On a local basis, the Xian Bureau of Statistics indicates that, from 2001 to 2004, demand for residential housing in Xian increased from 37.6 million square feet to 61.1 million square feet. During the same period, the average price per square foot increased from US$23.23 to US$37.88.

      The population of Xian exceeded eight million in 2006. The average living area in Xian is about 157 square feet per person, significantly less than the national average. The Xian government expects the local average to reach 269 square feet of living area per person by the year 2020, at which time the population is expected to be ten million. This will necessitate the construction of 1.259 billion square feet of housing, an annual increase of 78.7 million square feet.

      As the local economy has developed under Beijing's "Go West" policy, personal incomes have grown, driving the demand for better housing. The residential real estate market in Xian is currently expanding in a balanced fashion. The vacancy rate for new housing is approximately 15%, the lowest in five years. The Xian residential realty market is projected to show strong and steady growth over the next three to five years, driven by changes in family living patterns, the need to alleviate crowded housing and the impact of the State's regional development plans.

     Geographically, our core property business is based in Xi'an, the industrial heartland of western China. Xi'an is an ancient city, well known for its terracotta soldiers. Xi'an is also the largest city in western China with a population of eight million and is an important technological, commercial and cultural center. Xi'an plays an important strategic role in the Chinese government's "Going West" policy

Commercial Real Estate

      Since 2000 commercial property development in China has been growing rapidly. According to the NBS, 2003 commercial property sales were 304.9 million square feet, more than double the 150.5 million square feet sold in 2000. The average selling price was US$42.69 per square foot, 1.67 times higher than the average residential housing price, representing a price increase of 12% over the previous year. The latest NBS figures show 2005 commercial property sales valued US$760 billion, a 13% increase over 2004. The demand for commercial space, particularly stores and malls, is generally not expected to slow in the near term.

OUR COMPANY

      We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 2,000,000 shares of our common stock. On May 4, 2006, we changed our name to China Housing & Land Development, Inc.

      On March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi'an New Land Development Co., Ltd. ("New Land"), pursuant to which we have acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

COMPLETED PROPERTY DEVELOPMENT PROJECTS

      We are primarily focused on land acquisition for the development of residential housing. Over the past several years, the bulk of our sales were realized from the five projects described below. The completed projects are in downtown Xian and commanded prices per square foot that were higher than the regional average. All five projects included secured parking, cable TV, hot water, heating systems, and access to natural gas.

      1) Tsining*Mingyuan: 8 East Youyi Road, Xian. The construction area is 571,078 square feet. Mingyuan is a residential complex consisting of 303 apartments ranging from two to four bedrooms and 950 to 1,800 square feet in size. Construction commenced in March 1998 and was completed in April 2000. In total, the project generated total sales of US$20.62 million with an average price of US$35.46 per square foot.

      2) Lidu*Mingyuan: 25 East Mutoushi, Xian. Located in the prime commercial area near the historic Bell Tower. The project covers 1.3 acres, a buildings area of 89,163 square feet, and 56 apartments ranging from two to four bedrooms. The project began in October 2000 and was completed in November 2001. With an average price of US$46.48 per square foot, total sales were US$4.14 million.

      3) Tsining*Hanyuan: 6 East Youyi Road, Xian. Located in the south of Xian, noted for its schools and universities. The project was started in February 2002 and completed in December 2003. It is comprised of 238 two and three bedroom apartments ranging from 1,140 to 1,800 square feet and covering a total construction area of 346,912 square feet. The apartments sold at an average price of US$46.70 per square foot generating total sales of US$17.30 million.

      4) Tsining*Home IN: 88 North Xingqing Road, Xian. Located near the city center, the Home IN project consists of 215 two and three bedroom western-style apartments ranging from 1,120 to 1,920 square feet in size. Total construction area is 323,696 square feet. The project, completed in December 2003, generated sales of US$42.60 per square foot for a total of US$13.79 million in total sales.

      5) Tsining*GangWan: 123 Laodong Road, Xian. Less than one mile from the western hi-tec industrial zone, GangWen spans three acres and is comprised of eight buildings with a total construction area of 449,962 square feet. The project began in April 2003 and was completed in December 2004. GangWean has apartments ranging from one to three bedrooms and 430 to 1,430 square feet in size. There are 466 apartments. Total sales were US$18.33 million with an average price of US$40.75 per square foot.

PROJECTS CURRENTLY UNDER SALE

      The following are projects under sales which will contain both residential housing as well as office and retail space available for rent. We have completed both projects in 2006. The sales of these two projects are mainly contributed the majority to our 2006's revenue:

      1) Tsining 24G: 133 Changle Road, Xian. 24G is an redevelopment of an existing 26 floor building, located in the center of the most matured and developed commercial belt of the city. This upscale development will include secured parking, cable TV, hot water, air conditioning, natural gas access, internet connection, and exercise facilities. This project was awarded "The Most Investment Potential Award in Xi'an city " in 2006, Its target Customer: White collar workers, small business owners and traders, entrepreneurs. Total square footage available for residential use was 319,789,covering 372 one to three bedroom serviced apartments ranging from 387 to 1,936 square feet. In addition to the residential housing, The commercial area of 24G covers 213,193 square feet, will house electronic products retailers, clothing stores, convenience stores and restaurants in its ground-level retail space.. The project started construction in June 2005 and was completed in June 2006. 24G contributed US$13.00 million to 2006 revenue.

      2) Tsining Junjing Garden I: 369 North Jinhua Road, Xian. It's the first German style Residential & Commercial Community in Xi'an, designed by the world-famous WSP architect design house. Its target Customer is local middle income families. The project has 15 residential apartment buildings consisting of 1,230 one to five bedroom apartments, ranging from 505 to 3,787 square feet in size. The Garden will feature secured parking, cable TV, hot water, heating systems, and access to natural gas. Total square footage available for residential use was 1,595,198 Junjing Garden I was also a commercial venture that will house small businesses serving the needs of Junjing Garden I residents and surrounding residential communities. Total commercial space was 308,848 square feet, and we expect to remain 128,273 square feet of commercial space to house a supermarket and other retailers generating annual rental income. The project was completed in September 2006. Junjing Garden I contributed US$39.67 million to 2006 revenue.

PROJECT DEVELOPMENT PIPELINE

      We have purchased two additional parcels of land in Xian in anticipation of beginning development of the following residential properties. The completion of such projects is subject to adequate financing, permits, licensing and market conditions:

      1) Junjing Garden II: 38 East Hujiamiao, Xian Set on 18 acres of land. It's the first Canadian style residential community with "green and energy-saving" characters, and won "National Energy Saving Project". Its target
Customer: local middle income family. Located near Junjing Garden I, this complex will consist of 1,500 one to five bedroom apartments. The apartments will offer secured parking, cable TV, hot water, heating systems, and access to natural gas. Set on 18 acres, total square footage available for sale is expected to be 2,524,457 ,residential will be 2,407,377 Square Footage and commercial will be 117,080 Square Footage. Planning is set to begin in second quarter of 2007 and project completion in 2009.

      2) Yijing Garden: 14 Jiangong Road, Xian. Set on 15 acres of land, Yijing Garden Located at one of the best residential area in the city, surrounded by universities and park. We had got the certificate for land use in 2004. Its target Customer: Middle/High income family . Yijing Garden will consist of 1,500 apartments ranging from two to four bedrooms. Total square footage will be 2,039,793. Secured parking, cable TV, hot water, heating systems, and access to natural gas will be included. Construction is set to begin in October 2008 and be completed December 2010.

      3) Xindadi. On March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi'an New Land Development Co., Ltd. ("New Land"), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009

MARKETING

      Similar advertising methods are used for both commercial and residential marketing initiatives. Local television, billboards, internet, and radio advertising are all utilized to reach our target demographic. A sales force is on-site to handle all prospective customer inquiries.

SUPPLIERS

     The supply of land is controlled by the government. There are generally three ways in which we acquire land.

      o Purchase by auction held by the Land Consolidation and Rehabilitation Center;

      o Purchase by auction held by court under bankruptcy proceedings;

      o Merger with or acquisition of a state-owned enterprise that controls developable land.

      All such purchases of land are required to be reported to and authorized by the Xian Bureau of Land and Natural Resources.

      As for other suppliers of design and construction services, we typically selects the lowest-cost provider through an open bidding process. Such service providers are numerous in China and we foresee no difficulties in securing alternative sources of services as needed.

INTELLECTUAL PROPERTY

      We currently have no registered intellectual property.

RESEARCH AND DEVELOPMENT

      We have not had any material research and development expenses over the past two years. Due to the characteristic of the housing and land development industry, "R&D" consists of marketing research. The funding of all marketing research is expected to come from operating cash flow.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

      To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

      o "Qualification Certificate for Real Estate Development" authorized by the Shaanxi Construction Bureau, effective from December 20, 2006 to December 20, 2009. License No: JianKaiQi (2006) 603. The housing & land development process is regulated by the Ministry of Construction and authorized by the local offices of the Ministry. Each development project must obtain the following licenses:

      o "License for Construction Area Planning" and "License for Construction Project Planning", authorized by Xian Bureau of Municipal Design;

      o "Building Permit" authorized by the Committee of Municipal and Rural Construction;

      After construction is complete, the project must obtain a validation certificate and there are various standards that must be met to obtain this certificate. These standards are regulated by Local Ministry of Construction Bureau.

      Housing and land development sales companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a "Commercial License for Housing Sale" from the Real Estate Bureau.

COMPETITION

      The real estate development business in China is organized into four levels under the structure of the "Qualification Certificate for Real Estate Development Enterprise." The starting level is Level 4 (see table below). Dependent upon its registered capital, the number of years of industry experience, the area of land it has developed and its safety record, a company may climb the scale to participate in larger projects. However, only one level may be ascended per year.

                                                              Time for
Registered Capital   Experience   Developed Area             license to
    (million)          (years)     (square feet)   Other    be authorized
------------------   ----------   --------------  --------  -------------
Level 1   US$6.25        5          3,229,278        No
Level 2   US$2.5         3          1,614,639      Severe     20 days
Level 3   US$1           2            538,213     Accident
Level 4   US$0.125       1             N/A

      On the national level, there are numerous Level 1 companies that have real estate projects across China (to develop in multiple regions a Level 1 status is required). There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with us for business as we target small to medium size projects.

      We had gained Level 1 status under the China Ministry of Construction licensing policy in December 20 2006. Typically, the housing and land development industry is a regional business with mostly local players competing with us for small to medium size projects. In Xian the direct competition includes Xian Hi-Tech Industrial District Real Estate Development Co. Ltd. (Level 1), the largest real estate developer in Xian and in the top five for Northwest China, (Tiandiyuan: 600665, Shanghai Exchange). This company generally undertakes larger scale projects. This company is a state-owned enterprise established in May 1991. By the end of December, 2005, the company had completed ten projects, developed 988 acres of land and 21,528,525 square feet of construction area. The company is now operating four projects in Xian with a total construction area of 14,598,191 square feet.

      We are aware of two privately owned companies in Xian which may be considered to be direct competitors in the small to medium sized project sector:

      Xian Yahe Real Estate Development Co. Ltd. (Level 2) Established in 1993, this company has a development portfolio of six projects with a total construction area of 5,279,860 square feet. These projects are mainly in North Xian. The company has a similar profile to Tsining, however, since it is headquartered in North Xian, a relatively less desirable area, the marketability and price of its projects are not as high as Tsining developments. Moreover, while the cost of development is similar to other areas of the city, the selling price of property is lower than the Xian average.

      Xian Yanta District Rural & Urban Construction Development Company (Level
2) A state-owned enterprise established in 1985. It has five projects developed with a total construction area of 7,212,055 square feet. It has two projects currently under development with a total construction area of 1,340,258 square feet. Since the company is controlled by the Xian Yanta District Government most of the company's developments are municipal reform projects in the Yanta District.

      We are the third-ranked housing and land development company in Shaanxi Province and ranked as the number one private housing and land development company in Xian (ranking assigned in 2005 by the China Enterprise Confederation and China Enterprise Directors' Association). We are also an "AAA Enterprise in the Shaanxi Construction Industry" as recognized by the Shaanxi Province Enterprise Credit Association, which is consisted by 27 banks and financial institutes.

                             DESCRIPTION OF PROPERTY

Our principal executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054. This office consists of approximately 2,608.06 square meters which we own.

Our properties are located in Xian, Shaanxi province in China. We own Tsining Building, and the Tsining Hanyuan House property with 116,232 square feet of floor area together with related fixtures and equipment.

We believe that our properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

                              SELLING STOCKHOLDERS

      The following table sets forth the common stock ownership of the selling stockholders as of June 22, 2007. The selling stockholders acquired their securities through a private placement offerings which closed on May 9, 2007.

      We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling stockholders are not registered broker-dealers.

Investor                                                                         Shares             Warrants
Lake Street Fund, L.P.                                                         1,425,926            427,778

Fred L. Astman/Wedbush Securities Inc.
CUST/IRA R/O Holding 10/13/92                                                    277,777             83,333

David Moy / Wedbush morgan Sec CTDN / IRA
contributory 1-23-03                                                              92,593             27,778

David Moy                                                                        314,815             94,445

Bai Ye Feng                                                                      222,222             66,667

Farallon Capital Partners, L.P.                                                   94,778             28,433

Farallon Capital Institutional Partners, L.P.                                     47,370             14,211

Farallon Capital Institutional Partners II, L.P.                                   8,630              2,589

Farallon Capital Institutional Partners III, L.P.                                  4,296              1,289

Farallon Capital Offshore Investors, Inc.                                        282,667             84,800

Farallon Capital Offshore Investors II, L.P.                                     132,037             39,611

Tinicum Partners, L.P.                                                             4,296              1,289

Jacquelynn Wechsler                                                               37,037             11,111

Vincent Gao                                                                        9,259              2,778

Sequoia Holdings, LLC                                                            185,185             55,556

John Peter Selda / Wedbush Securities Inc.
CTDN / IRA contributory 8/27/96                                                   37,037             11,111

George Loxsom / Wedbush Securities Inc.
CUST / IRA SEP 12/16/92                                                           27,778              8,333

Gregory Cook / Wedbush Morgan Sec Inc
CTDN / IRA Contributory 1/16/02                                                   27,778              8,333

Joseph Anthony Cardaropoli Wedbush Morgan Securities CTDN IRA
Rollover 1-12-06                                                                  18,519              5,556

James L. Hotvet and Jill B. Hotvet Revocable Trust                                 3,704              1,111

Scott W. Hood                                                                     18,519              5,556

Mitchell W. Howard Trust UTD 7/19/2006                                             9,259              2,778

Anne Coscarelli Trust Dated 1/12/2000                                              3,704              1,111

Shu-Hua Lu, Chyuan-Yih Lu                                                         22,222              6,667

William L. Caton III, Wedbush Securities Inc CUST
IRA R/O Holding 12/11/92                                                          37,037             11,111

Feliks Zlochistyy                                                                 11,111              3,333

William Adam Caton                                                                 2,778                833

Bharat Sahgal                                                                      3,256                977

Stephen S. Taylor                                                                 61,345             18,404

Stephen S. Taylor - IRA                                                          111,111             33,333

Schreiber Family Trust dtd 02/08/95                                               32,857              9,857

Luciano Bruno                                                                      6,612              1,984

Ralph J. Steffen Living Trust                                                      6,612              1,984

Robert Horwitz                                                                    65,814             19,744

Gilford Energy Inc                                                                32,857              9,857

London Family Trust                                                               65,814             19,744

Heller Capital Investments, LLC                                                  284,339             85,302

CGM c/f Ronald I. Heller IRA                                                     202,963             60,889

William Albert Rosen                                                              25,926              7,778

Kircher Family Trust dtd 3/24/04                                                  32,857              9,857

David Ofman                                                                       32,857              9,857

Stephen S. Taylor, Sr.                                                            14,815              4,445

Mary Beth Shea                                                                    25,600              7,680

Namtor BVC Limited Partnership                                                    98,671             29,601

Thomas E. Nolan                                                                   10,200              3,060

RBC Dain Rauscher c/f Merry Lee Carnall Roth IRA 12p4.1482.1060.GR01
Alternative Investments- MO8 510 Marquette Ave. S,
Minneapolis, MN 55402                                                             32,857              9,857

Deborah L. Tekdogan                                                                5,150              1,545

David A. Spinney                                                                  65,814             19,744

Access America Fund LP                                                           370,370            111,111

Chinamerica Fund, LP                                                             740,741            222,222

Chinamerica CHLN Acquisition, LLC                                                462,963            138,889

Pope Investments LLC                                                           1,388,889            416,667

Berlin Capital Growth L.P.                                                       300,000             90,000

Donnelly Consulting DBA                                                           18,519              5,556

Dennis W. Potzman & Barbara O. Potzman                                            37,037             11,111

Thomas R. Donnelly and Angela D. Donnelly                                         18,519              5,556

Matthew M. Hayden                                                                 74,074             22,222

Brett Maas                                                                        37,037             11,111

Whitebox Intermarket Partners, L.P.                                              222,222             66,667

MidSouth Investor Fund LP                                                        148,148             44,444

Lyman O. Heidtke                                                                  74,074             22,222

James L. Roberts, Jr                                                               9,259              2,778

Robert C. McAleer                                                                  9,259              2,778

Tommy L. Graham                                                                   51,852             15,556

Joel C. Gordon                                                                    37,037             11,111

Eastern Management & Financial, LLC                                              129,630             38,889

Federated Kaufmann Small Cap Fund                                                462,963            138,889

Merlin Partners, LP                                                               92,593             27,778

Total                                                                          9,261,847         2,778,554

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

      The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

      The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

CORPORATE HISTORY

      We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 2,000,000 shares of our common stock. On May 4, 2006, we changed our name to China Housing & Land Development, Inc.

THREE MONTHS ENDED MARCH 31, 2007 COMPARED TO THREE MONTHS ENDED MARCH 31, 2006

Revenue

      We generated revenues of $8,196,197 for the three months ended March 31, 2007, a decrease of $8,800,626 or 52% compared to $16,996,823 for the three months ended March 31, 2006. The reason for decrease is that on January 2006, 7 buildings covered 706,792 sq.ft in Junjing Yuan I were completed, and all pre-sale of these area before the completion were recognized into revenue in the first quarter of 2006, which were $14.6 million. These recognized pre sales were contributed the most part of the revenues for the first quarter of 2006.

Revenue Contribution by Project:
(All numbers in USD millions)


                                             March 31, 2007   December 31, 2006

Tsining-24G                                      $  7.1
                                                 ------            -------
Tsining Junjing Yuan                             $  0.5            $  16.7
                                                 ------            -------
Tsining GangWan                                                    $   0.1
                                                 ------            -------
Other                                            $  0.5            $   0.2
                                                 ======            =======
 Total                                           $  8.2            $  17.0
                                                 ======            =======

      For the three-month period ended March 31, 2007, we had revenues of $541,817 for Tsining JunJing I, $7,128,387 for Tsining-24G, and $525,993 for other projects. During the three month period ended March 31, 2007, we sold $3,775,070 of residential and commercial units of Tsining 24G to one customer, Hang Zhou Ye Feng Company, which was the largest customer in the first quarter of 2007. The revenue from Hang Zhou Ye Feng Company represents almost 46% of total revenues for the three months ended March 31, 2007.

Costs and Expenses

      Our costs and expenses for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 were in line with the decreased revenue from the sale of properties.

      The cost of properties sold for the three months ended March 31, 2007 was $6,251,458, a decrease of $5,255,648 or 46% compared to $11,507,106 for the three months ended March 31, 2006. This is in line with the 52% decrease in revenues generated by the Company from the sale of properties during the same two periods.

      Other expenses for the three months ended March 31, 2007 was $32,619, a decrease of $39,795 or 55% compared to $72,414 for the three months ended March 31, 2006.

      Our selling, general and administrative expenses for the three months ended March 31, 2007 was $498,097, a decrease of $125,143 or 20% compared to $623,240 for the three months ended March 31, 2006. Selling, general and administrative expenses reflects our overhead expenses such as office rent, management and staff salaries, general insurance, accounting and legal expenses. We staff our sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Interest Expense

      We incurred interest expense for the three months ended March 31, 2007 of $207,876, an increase of $186,093 or 854% compared to $21,783 for the three months ended March 31, 2006. Capitalized interest for the three months ended March 31, 2007 was $323,227 compared to $684,866 for the three months ended March 31, 2006 . Interest expense increased in the first quarter of 2007 compared to 2006 since most projects are completed in 2007 and interest incurred was expensed rather than capitalized.

Operating Income before Income Tax

      We had operating income before income tax of $1,206,165 for the three months ended March 31, 2007; a decrease of $3,566,115, compared to $4,772,280 for the three months ended March 31, 2006.

      We had one major customer, Hang Zhou Ye Feng Company, which accounted for almost 46% of total revenues for the three months ended March 31, 2007, which we sold the properties to Hang Zhou Ye Feng Company at a discount sales price. And, for the three months ended March 31, 2007, we sold some parking lots, which the profit margin is lower than residential and commercial properties.

Net Income

Our net income for the three months ended March 31, 2007 was $792,502, a decrease of $2,425,900 compared to $3,218,402 for the three months ended March 31, 2006, which is a direct result of the decrease of revenues earned from the sale of properties.

TWELVE MONTHS ENDED DECEMBER 31, 2006 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2005

Revenue

      Our revenues for the year ended December 31, 2006 is $54,099,486, an increase of $21,313,768, or 65.01%, from $32,785,718 for 2005. Sales of properties is $53,647,174 for the year ended December 31, 2006, an increase of $21,197,137, or 65.32%, from $32,450,037 for 2005; Other Income(Rental contribution) is $452,312 for the year ended December 31, 2006, an increase of $116,631, or 34.74%, from $335,681 for 2005.

      For the year ended December 31, 2006, we had revenues of $39,670,186 for Tsining JunjingYuan, $13,000,694 for Tsining-24G, $1,428,606 for other projects. For the same periods last year, we had revenues of $10,598,504 for Tsining JunjingYuan, $16,505,770 for Tsining-Gangwan, $5,681,444 for other projects. There are several reasons for the rapid revenue increase. Firstly, we completed the construction of Junjing Yuan I in September 2006, and Tsining-24G in June 2006. The total completed construction area covered 1,337,600 sq.ft, including 532,981 sq.ft for Tsining-24G and 804,588 sq.ft for Junjing Yuan I, increased 40% from the 957,637 sq.ft completed area in 2005. Secondly, in 2006 the total sold area reached 1,515,253 sq.ft, mainly consist of Tsining-24G and Junjing Yuan I., increase 62.1% from the 854,716 sq.ft sold area in 2005, mainly which consist of Junjing Yuan I and of Tsining-Gangwan. Thirdly, Tsining-24G has better location and more commercial area than other completed projects, the average sale price increased from $35.91 per sq.ft in 2005 to $38.55 per sq.ft in 2006, an annual price increase rate of 7.35%.

      We recognize revenue on the full accrual method of accounting when a sale is consummated in accordance with our revenue recognition policies. As to December 31, 2006, according to the US GAAP, we had generated $4,240,324 of sales that did not meet our revenue recognition policies. We have entered into contracts with these customers regarding these sales and have received $1,863,008 as deposits against these sales which have been recorded as advances from customers on the accompanying balance sheet. We expect to recognize these sales in the 2007.

Costs and Expenses

      The cost of properties sold consists of cost of land development, construction and interior design and decoration. The cost of properties sold for the year ended December 31, 2006 was $36,749,683 mainly due to Junjing Yuan I and Tsining-24G, as compared to $21,236,598 in fiscal 2005 mainly due to Junjing Yuan I and Gangwan. The increase in cost of sales is mainly attributed to more square feet completed in 2006. And also, Tsining-24G is service apartment and commercial project, with the unit cost of $49.54 per Sq.ft. that was higher than residential projects.

      Our selling, general and administrative expense for the year ended December 31, 2006 was $3,197,310, a decrease of $435,317, or 11.98%, from
$3,632,627 for 2005. Selling, general and administrative expense reflects our overhead expenses such as office rent, management and staff salaries, general insurance, accounting and legal expenses.

Interest Expense

      We incurred interest expense for the year ended December 31, 2006 of $289,083, a decrease of $452,797, or 61%, from $741,880 for 2005. The main reason for the decrease was that capitalized interest in 2006 increased by $289,082 as compared to the prior year. The part of capitalized interest was reclassified from the "Interest Expense" to "Cost of properties sold" account.

      For the year ended December 31, 2006, interest incurred by the Company was $2,264,670 including capitalized interest for the same period of $1,975,588.

Operating Income before Income Tax

      We had operating income before income taxes of $13,562,252 for the year ended December 31, 2006, an increase of $6,491,211, or 91.80%, from $7,071,041 for 2005. The increase of the operating income before income taxes is mainly attributed by Tsining-24G projects, which has higher price margin. In addition, the total sales area of 2006 was higher than that of 2005.

Net Income

      Our net income for the year ended December 31, 2006 was $9,050,810, an increase of $4,313,213, or 91.04%, from $4,737,597 for 2005. The increase in net income is attributable to increased sales and higher margin from Tsining-24G in fiscal 2006.

LIQUIDITY AND CAPITAL RESOURCES

      Our principal demands for liquidity are for development of new properties and future property acquisitions and general corporate purposes. As of March 31, 2007, we had total mortgage indebtedness of $22,626,329 with a weighted average interest rate of 0.725% per month, payable quarterly. Future scheduled maturities of mortgages payable are as follows: May 6, 2007-- $3,501,684; June 27, 2007 -- $407,925; July 6, 2007 -- $2,680,653; August 7, 2007 -- $5,180,000;
September 20, 2007 -- $508,935; December 31, 2007 -- $6,345,506. The mortgage debt is secured by assets of the Company.

      As of March 31, 2007, we had $257,187 of cash and cash equivalents on hand, a decrease of $122,446 compared to $379,633 of cash and cash equivalents on hand as of March 31, 2006.

      As of March 31, 2007 accounts payable was $5,550,820 and other payables was $1,857,590. We increased properties under construction by $818,425. Receivables, deferred charges and other assets increased $154,668. Advances to suppliers increased by $4,753,433 during the three months ended March 31, 2007, most of it was the advance payment on Land related expenses for the JunJing II project. Accounts payable increased $226,005, other payables decreased $715,248, and accrued expenses decreased $257,413, while advance from customers decreased $887,176.

     Our operating activities provided cash of $508,609 during the three months ended March 31, 2007. We used cash of $213,447 in investing activities during the three months ended March 31, 2007 primarily $108,838 for the Notes receivable funded. During the three months ended March 31, 2007. Cash used in financing activities was $421,473, the result of $1,457,813 payments on loans and $645,050 of loan proceeds made during the three months ended March 31, 2007 and $391,290 of loan from employees.

      We intend to meet our liquidity requirements, including capital expenditures related to the purchase of land for the development of our future projects, through cash flow provided by operations and additional funds raised by future possible cash investments. Upon acquiring land for future development, we intend to raise funds to develop our projects by obtaining mortgage financing from local banking institutions with which we have done business in the past. We believe that our relationships with these banks are in good standing and that our real estate will secure the loans needed. We believe that adequate cash flow will be available to fund our operations.

      As part of our funding plan, on March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi'an New Land Development Co., Ltd. ("New Land"), pursuant to which we have acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. Xi'an New Land Development Co., LTD ("New Land") is now in cooperation with BaQiao District Government of Xi'an City in developing BaQiao Science & Technology Industrial Park, a provincial development zone in Shaan'xi Province. Now, this acquisition is in process, in the future, China Housing will take the first steps in the primary land market, and also have the right to develop and sell 487 acres of property which has been targeted for new residential developments.

      The majority of the Company's revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. The Company does not engage in currency hedging. Inflation has not had a material impact on the Company's business.

                             EXECUTIVE COMPENSATION

            The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last two completed fiscal years.

                           SUMMARY COMPENSATION TABLE


-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------
                                                                             Non-Equity    Nonqualified
                                                                              Incentive      Deferred      All Other
                                                                                Plan          Compen-        Other
                                                          Stock    Option      Compen-        sation        Compen-
Name and Principal                              Bonus    Awards    Awards      sation        Earnings        sation      Total
     Position               Year   Salary ($)    ($)       ($)       ($)         ($)            ($)           ($)         ($)
           (a)              (b)       (c)        (d)       (e)       (f)         (g)            (h)           (i)         (j)
-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------
Lu Pingji, Chairman & CEO   2006    $17,136      N/A       N/A       N/A         N/A            N/A           N/A       $17,136
                            2005    $17,136      N/A       N/A       N/A         N/A            N/A           N/A       $17,136
-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------
Xiao Genxiang,              2006    $14,051      N/A       N/A       N/A         N/A            N/A           N/A       $14,051
   Chief Administrative     2005    $14,051      N/A       N/A       N/A         N/A            N/A           N/A       $14,051
   Officer and Director
-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------
Feng Xiaohong, Chief        2006    $15,596      N/A       N/A       N/A         N/A            N/A           N/A       $15,596
Operating Officer & Board   2005    $15,596      N/A       N/A       N/A         N/A            N/A           N/A       $15,596
Member
-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------
Wan Yulong, Chief           2006    $ 7,390      N/A       N/A       N/A         N/A            N/A           N/A       $ 7,390
Financial Officer           2005    $ 7,390      N/A       N/A       N/A         N/A            N/A           N/A       $ 7,390
-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------
Shi Zhiyong, Vice           2006    $ 8,914      N/A       N/A       N/A         N/A            N/A           N/A       $ 8,914
President, Chief Legal      2005    $ 8,914      N/A       N/A       N/A         N/A            N/A           N/A       $ 8,914
Counsel and Board Member
-------------------------  -----  -----------   -----   --------  --------   ----------    ------------    ---------    -------


There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 1, 2006. None of our executive officers received any stock options in the fiscal year ended December 31, 2006, nor did they exercise any such options in the same period.

There are no current employment agreements between any individuals and us.

                              Director Compensation

--------------------------------------------------------------------------------
                             Fees Earned                           Non-Equity
                              or Paid in   Stock      Option     Incentive Plan
                                 Cash      Awards     Awards      Compensation
        Name                     ($)         ($)        ($)            ($)
         (a)                     (b)         (c)        (d)            (e)
--------------------------------------------------------------------------------
Lu Pingji, Chairman & CEO        N/A        N/A         N/A           N/A
--------------------------------------------------------------------------------
Xiao Genxiang,                   N/A        N/A         N/A           N/A
Chief Administrative Officer
and Director
--------------------------------------------------------------------------------
Feng Xiaohong, Chief Operating   N/A        N/A         N/A           N/A
Officer & Board Member
--------------------------------------------------------------------------------
Shi Zhiyong, Vice President,     N/A        N/A         N/A           N/A
Chief Legal Counsel and Board
Member
--------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which h the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

      If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

EXECUTIVE OFFICERS AND DIRECTORS

      Below are the names and certain information regarding our executive officers and directors.

Name            Age   Position
-------------   ---   --------
Lu Pingji       56    Chairman of the Board and Chief Executive Officer
Xiao Genxiang   44    Chief Administrative Officer and Director
Feng Xiaohong   42    Chief Operating Officer and Director
Wan Yulong      44    Chief Financial Officer
Shi Zhiyong     46    Vice President, Chief Legal Counsel and Director

      Officers are elected annually by the Board of Directors, at the Company's annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

Lu Pingji, Chairman & CEO

      Mr. Lu Pingji, 56, has served as the Chairman of the Board of Directors since joining the Company in September 1999. In addition, Mr. Lu was the founder of Lanbo Financial Investment Company Group Limited, where he was the Chairman of the Board and Chief Executive Officer from its formation in September 2003 until it's merger with Lanbo Financial Group, Inc., when Mr. Lu served as the Chairman of the Board and Chief Executive Officer of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Lu was the Chairman of the Board and Chief Executive Officer of Xian Newstar Real Estate Development Co., Ltd. from 1998 and previously served as General Manager from 1992. From February 1968 to December 1999, Mr. Lu held various positions in the Chinese military, including soldier, Director of Barrack Administration, supervisor, and Senior Colonel. Mr. Lu is member of the Enterprise Credit Association of Shaanxi Province. Mr. Lu graduated from Xi'an Army College with a major in architectural engineering.

Xiao Genxiang, Chief Administrative Officer & Director

      Mr. Xiao Genxiang, 44, the Chief Administrative Officer of the Company, joined the company and became CAO and Board Member in September 1999. In addition, Mr. Xiao was a director and Executive Vice President of Lanbo Financial Investment Company Group Limited from October 2003 until its merger with Lanbo Financial Group, Inc., when Mr. Xiao served as the Executive Vice President, Chief Operating Officer and a director of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Xiao was a director and President of Xian Newstar Real Estate Development Co., Ltd. from 1999. Mr. Xiao received an M.B.A from Xi'an Jiaotong University in 2001.

Feng Xiaohong, Chief Operating Officer & Board Member

     Mr. Feng Xiaohong, 42, has been Chief Operating Officer and a Board Member of the Company since joining in January 2003. In addition, Mr. Xiao Feng was a director of Lanbo Financial Group, Inc. from November 2004 until December 2005. Previously Mr. Feng served as President and a director of Xian Newstar Real Estate Development Co., Ltd. from 2003. From June 1996 to December 2002, Mr. Feng was general manager and president of Xi'an Honghua Industry, Inc. He is a member of the China Architecture Association, vice-president of Shaanxi Province Real Estate Association, and vice director of Xi'an Decoration Association. Mr.Feng received an M.S. of Architecture Science from Xi'an Architecture & Technology University in 1990.

Mr. Wan Yulong, Chief Financial Officer

      Mr. Wan Yulong, 44, has been Chief Financial Officer of the Company since joining in June 2003. In addition, Mr. Wan was the Chief Financial Officer of Lanbo Financial Investment Company Group Limited from October 2003 until its merger with Lanbo Financial Group, Inc., when Mr. Wan served as the Chief Financial Officer of Lanbo Financial Group, Inc. until December 2005. From July 1999 to May 2003, Mr. Wan was CFO of Xi'an Royal Hotel. From September 1996 to July 1999, Mr. Wan was working for Xi'an Huadi Accountant Office. From January 1993 to September 1995, Mr. Wan was director of finance and vice president of Xi'an Minerals Development Company. From August 1984 to December 1993, Mr. Wan was the Financial Director of Northwest Geological Company of National Architecture-Material Bureau. Mr. Wan is a CPA, and director of the Accountant Association of Shaanxi Foreign Investment Corporations. Mr. Wan received an M.B.A from Xi'an Jiaotong University in 2000.

Mr. Shi Zhiyong, Vice President, Chief Legal Counsel and Board Member

      Mr. Shi Zhiyong, 46, joined the Company and became Chief Legal Counsel and board member in March 2004. From December 1985 to February 2004, Mr. Shi was vice professor of Shaanxi Politico-Legality Management Cadre Institute. Mr. Shi is a certificated registered attorney.

          We currently do not have independent directors on our board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                         AND RELATED STOCKHOLDER MATTERS

      The following table sets forth certain information, as of June 22, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                  Common Stock           Percentage of
Name of Beneficial Owner (1)  Beneficially Owned (2)  Common Stock (2)
--------------------------   ----------------------   ----------------
Lu Pingji                              3,539,500                11.80%
Wang Yulong                               32,000                 0.11%
Xiao Genxiang                            465,000                 1.55%
Feng Xiaohong                            600,000                 2.00%
Shi Zhiyong                              120,000                 0.40%
                                       ---------                ------
All officers and directors as a        4,756,500                15.85%
  group (5 persons)

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Xian Tsining Housing Development CO., Ltd., 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054.

(2) Applicable percentage ownership is based on 30,067,208 shares of common stock outstanding as of June 22, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of June 22, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 22, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. As of June 22, 2007, there were 30,067,208 shares of our common stock issued and outstanding.

      Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

      Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

                               LEGAL PROCEEDINGS

      From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We currently don't have any related transactions.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock was listed on the Over-the-Counter Bulletin Board under the symbol "PNWP" and on May 5, 2006 our symbol was changed to "CHLN.OB". Historically the shares have traded very infrequently and actual price information is not readily available.

      As of June 22, 2007, there were approximately 195 holders of record of our common stock.

                                    DIVIDENDS

      We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

      Dennis Brovarone, Esq. will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

            Our financial statements as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of December 31, 2006 and 2005, appearing in this prospectus and registration statement have been audited by Moore Stephens Wurth Frazer and Torbet, LLP and Kabani & Company, Inc., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

      Effective on December 29, 2006, Kabani & Company, Inc, ("Kabani") was dismissed as the independent accountant engaged to audit the financial statements of the Company.

      Kabani reported on the Company's operating subsidiary Xi'an Tsining Housing Development Co., Ltd.'s financial statements for the years ended December 31, 2005 and 2004. Kabani's opinion did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope, or accounting principles. Kabani also reviewed the Company's financial statements for the three months ended March 31, 2006, the three and six months ended June 30, 2006 and June 30, 2005, and for the three and nine months ended September 20, 2006 and September 30, 2005.

      During the Company's most recent full fiscal years ended December 31, 2005 and 2004, there were no disagreements with Kabani on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kabani, would have caused them to make reference to the subject matter of such disagreements in connection with their reports; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

      Effective on December 29, 2006 the Company has engaged Moore Stephens Wurth Frazer and Torbet. LLP, Certified Public Accountant and Consultants ("More Stephens") with address at 1199 South Fairway Drive, Suite 200 Walnut, California 91789, as the new principal accountant to audit its financial statements. The decision to engage Moore Stephens was approved by the Company's Board of Directors.

      During the fiscal years ended December 31, 2005, 2004 and 2003 and from December 31, 2005 through the engagement of Moore Stephens as the Company's independent accountant, neither the Company nor anyone on its behalf has consulted Moore Stephens with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with Moore Stephens regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements.

                              AVAILABLE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

      In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years ended December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm                           F-2

Consolidated Balance Sheet as of December 31, 2006                                F-4

Consolidated Statements of Income and Other Comprehensive Income for the Years
Ended December 31, 2006 and 2005                                                  F-5

Consolidated Statements of Shareholders' Equity for the Years Ended
December 31, 2006 and 2005                                                        F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006
and 2005                                                                          F-7

Notes to Consolidated Financial Statements                                        F-8



Unaudited Financial Statements for the Three Month Periods ended March 31, 2007 and 2006.

Consolidated Balance Sheet as of March 31, 2007 (unaudited)                       I-1

Consolidated Statements of Income and Other Comprehensive Income for the three
and three months ended March 31, 2007 and 2006 (unaudited)                        I-2

Consolidated Statements of Cash Flows for the three months ended March 31, 2007
and 2006 (unaudited)                                                              I-3

Notes to Consolidated Financial Statements (unaudited)                            I-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of China Housing & Land Development Inc.

We have audited the accompanying consolidated balance sheet of China Housing & Land Development Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of income and other comprehensive income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of China Housing & Land Development Inc. and subsidiary as of December 31, 2005 in the accompanying consolidated financial statements were audited by other auditors whose report dated February 23, 2006 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Housing & Land Development Inc and subsidiary as of December 31, 2006, and the results of its operations and its cash flows for each of the years then ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.


/s/ Moore Stephens Wurth Frazer and Torbet, LLP
-----------------------------------------------

Walnut, California
March 26, 2007

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and Board of Directors
Xi'an Tsining Housing Development Co., Ltd.

We have audited the accompanying statements of income, stockholders' equity and cash flows of Xi'an Tsining Housing Development Co., Ltd. (the "Company"), a wholly owned subsidiary of China Housing and Land Development, Inc. for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Xi'an Tsining Housing Development Co., Ltd. for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ Kabani & Company, Inc.
--------------------------

CERTIFIED PUBLIC ACCOUNTANTS


Los Angeles, California
February 23, 2006


              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2006



ASSETS
    Cash                                                                          $    379,633
    Cash - restricted                                                                1,108,271
    Accounts receivable, net of allowance for doubtful
      accounts of $79,118                                                            3,070,516
    Notes receivable, net                                                            2,127,271
    Inventories
      Finished projects                                             $ 37,247,436
      Construction in progress                                         9,730,650
                                                                    ------------
         Total real estate held for development or sale                             46,978,086
    Property and equipment, net                                                     17,701,896
    Advance to suppliers                                                               493,570
    Receivables, deferred charge and other assets                                      986,039
                                                                                  ------------
         Total assets                                                             $ 72,845,282
                                                                                  ============

LIABILITIES
    Accounts payable                                                              $  5,324,815
    Advances from customers                                                          2,902,426
    Accrued expenses                                                                 1,738,584
    Payable to original shareholders                                                 5,462,798
    Income and other taxes payable                                                  11,386,169
    Other payables                                                                   2,572,838
    Loans from employees                                                             1,037,842
    Loans payables                                                                  23,206,852
                                                                                  ------------

      Total liabilities                                                             53,632,324
                                                                                  ------------

SHAREHOLDERS' EQUITY
    Common stock: $.001 par value, authorized 100,000,000 shares                        20,619
      issued and outstanding 20,619,223
    Additional paid in capital                                                       7,192,600
    Statutory reserves                                                               2,150,138
    Retained earnings                                                               14,414,181
    Capital contribution receivable                                                 (5,462,798)
    Accumulated other comprehensive income                                             898,218
                                                                                  ------------

      Total shareholders' equity                                                    19,212,958
                                                                                  ------------

         Total liabilities and shareholders' equity                               $ 72,845,282
                                                                                  ============



The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005



                                                           2006         2005
                                                       -----------   -----------
REVENUE
       Sale of properties                              $53,647,174   $32,450,037
       Other income                                        452,312       335,681
                                                       -----------   -----------
            Total revenue                               54,099,486    32,785,718
                                                       -----------   -----------

COSTS AND EXPENSES
       Cost of properties sold                          36,749,683    21,236,598
       Selling, general and administrative expenses      3,197,310     3,632,627
       Other expense                                       301,158       103,572
       Interest expense                                    289,083       741,880
                                                       -----------   -----------
            Total costs and expense                     40,537,234    25,714,677
                                                       -----------   -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                13,562,252     7,071,041

PROVISION FOR INCOME TAXES                               4,511,442     2,333,444
                                                       -----------   -----------

NET INCOME                                               9,050,810     4,737,597

GAIN ON FOREIGN EXCHANGE                                   655,435       242,783
                                                       -----------   -----------

OTHER COMPREHENSIVE INCOME                             $ 9,706,245   $ 4,980,380
                                                       ===========   ===========

WEIGHTED AVERAGE SHARES OUTSTANDING
    BASIC AND DILUTED                                   20,277,615    20,000,000
                                                       ===========   ===========

EARNINGS PER SHARE
    BASIC AND DILUTED                                  $      0.45   $      0.24
                                                       ===========   ===========


The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.


              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED DECEMBER 2006 AND 2005


                                                                                             Owner         Other
                              Common Stock        Paid in      Statutory       Retained   contribution  comprehensive
                                                  capital       reserves       earnings    receivable   income (loss)    Totals
                        ----------------------  -----------   -----------   ------------  ------------   ----------  -------------
BALANCE, December 31,   20,000,000     20,000     5,442,798   $   523,538   $  2,252,373  $          -   $       -   $   8,238,709
2004
                                                                                                                                 -
  Net Income                                                                  4,737,598                                 4,737,598
  Adjustment to
   statutory reserve                                              710,640       (710,640)                                        -
  Foreign currency
   translation
   adjustment                                                                                               242,783        242,783
                        ----------  ----------  -----------   -----------  -------------  ------------   ----------  -------------
BALANCE, December 31,   20,000,000   $ 20,000  $  5,442,798   $ 1,234,178  $   6,279,331  $         -   $  242,783 $   13,219,090
2005

                                                                                                                                 -
  Common stock issued
   for cash at $3.25       619,223        619     1,749,802                                                              1,750,421
  Net Income                                                                   9,050,810                                 9,050,810
  Adjustment to statutory
   reserve                                                        915,960       (915,960)                                        -
  Capital contribution
   receivable                                                                               (5,462,798)                 (5,462,798)
  Foreign currency
   translation
   adjustment                                                                                               655,435        655,435
                        ----------  ----------  -----------   -----------  -------------  ------------   ----------  -------------
BALANCE, December 31,
2006                    20,619,223  $  20,619   $ 7,192,600   $ 2,150,138  $  14,414,180  $ (5,462,798)  $  898,218  $  19,212,958
                        ==========  ==========  ===========   ===========  =============  ============   ==========  =============




The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.



              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                     2006            2005
                                                                ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                  $  9,050,810    $  4,737,597
    Adjustments to reconcile net income to cash
      provided by (used in) operating activities:
        Allowance for bad debt                                       509,435          82,371
        Depreciation                                                 354,444         124,404
        Gain on disposal of fixed assets and inventory              (149,830)             --
        Loss on investment                                                --           6,597
      (Increase) decrease in assets:
        Accounts receivable                                         (431,805)             --
        Real estate                                                3,640,231      (2,613,747)
        Advance to suppliers                                      11,930,759      (6,672,673)
        Other receivable and deferred charge                      (1,118,155)     (1,248,884)
      Increase (decrease) in liabilities:
        Accounts payable                                           2,716,495      (1,737,640)
        Advances from customers                                  (28,428,381)      3,913,777
        Accrued expense                                            1,625,843       2,596,303
        Other payable                                               (266,309)       (123,000)
        Income and other taxes payable                             6,909,809      (2,242,998)
                                                                ------------    ------------
          Net cash provided by (used in) operating activities      6,343,346      (3,177,893)
                                                                ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Change in restricted cash                                        591,312       1,586,420
    Proceed from sale of long term investment                             --         492,000
    Purchase of buildings, equipment and automobiles             (13,269,773)     (2,834,214)
    Proceed from sale of fixed assets                                243,616              --
    Notes receivable funded                                       (2,246,025)             --
                                                                ------------    ------------
          Net cash used in investing activities                  (14,680,870)       (755,794)
                                                                ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Loan proceeds                                                 13,835,303      14,760,000
    Payments on loans                                             (7,905,887)    (10,824,000)
    Loans from employees                                           1,016,551              --
    Proceeds from issuance of common stock                         1,750,421              --
                                                                ------------    ------------
          Net cash provided by financing activities                8,696,388       3,936,000
                                                                ------------    ------------

INCREASE IN CASH                                                     358,864           2,313

EFFECTS ON FOREIGN CURRENCY EXCHANGE                                  (9,976)            706

CASH, beginning of year                                               30,745          27,726
                                                                ------------    ------------

CASH, end of year                                               $    379,633    $     30,745
                                                                ============    ============

Supplemental disclosure of cash flow information:
    Cash paid for interest expense                              $  2,147,800    $    170,928
                                                                ============    ============
    Cash paid for income taxes                                  $         --    $  2,476,096
                                                                ============    ============



The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


Note 1 - Organization and Basis of Presentation

Organization
------------

China Housing & Land Development, Inc (the "Company") is a Navada corporation, incorporated on July 6, 2004 under the name Pacific Northwest Productions Inc. On May 6, 2006, the Company changed its name to China Housing & Land Development Inc. The Company, through its subsidiary Xian Tsining Housing Development Company Inc. (XTHDC), is engaged in acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi'an city, the People's Republic of China (PRC).

XTHDC was established during May 1992 as a state-owned enterprise, whose former name is Xian New Star Group Real Estate Development Co. Ltd, and was formerly the logistics department of Lan Zhou Military area of the People's Liberation Army of China. The Company was reorganized as a limited liability company with equity capital invested by management personnel in September 1999. The Company is a Chinese registered limited liability company with a legal structure similar to a regular corporation and a limited liability company. The Articles of Association provide for a 54 year term beginning September 7, 1999 with registered capital of approximately $3,140,000 (RMB26,000,000). On March 28, 2002, the registered capital of Tsining was increased to approximately $6,050,000 (RMB50,000,000).

On April 21, 2006, XTHDC entered into and closed a share purchase agreement with Pacific Northwest Productions, Inc. ("Pacific"), a public shell in the United States of America incorporated in the state of Nevada. Pursuant to the purchase agreement, Pacific acquired all of the issued and outstanding capital stock of XTHDC in exchange for 16,000,000 (post-split) shares of Pacific's common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 4,000,000 (post-split) shares (8,000,000 shares in total) of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific common stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 20,000,000 shares of common stock issued and outstanding.

As a result of the merger, XTHDC's stockholders own approximately 80% of the combined company and the directors and executive officers of XTHDC became the directors and executive officers of Pacific. Accordingly, the transaction has been accounted for as a reverse acquisition of Pacific by XTHDC resulting in a recapitalization of XTHDC rather than as a business combination. XTHDC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of XTHDC have been presented for the comparative prior period.


See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


In addition, May 5, 2006, Pacific changed it name to China Housing & Land Development, Inc. (hereafter referred to as the "Company") and the stockholders approved a stock dividend of seven shares for each share held, which has been accounted for as an eight to one forward stock split. All shares and per share data have been restated retrospectively.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation
-----------------------------------------------------

The accompanying consolidated financial statements include the accounts of China Housing & Land Development, Inc. and its wholly owned subsidiary, XTHDC. All inter-company accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation
----------------------------

As of December 31, 2006, the accounts of the Company are maintained in their functional currency the Chinese Yuan Renminbi (RMB). The reporting currency for the consolidated financial statements is the United States Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the RMB as the functional currency. According to SFAS No. 52, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations and cash flows are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Revenue recognition
-------------------

Real estate sales are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate". Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer.
Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability. Real estate rental income, less 5% business tax, is recognized on the straight-line basis over the terms of the tenancy agreements.

See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

For Company financed sales, the Company is recognizing sales based on the full accrual method provided that the buyer's initial and continuing investment is adequate according to SFAS No. 66. Initial investment is buyer's down-payment less the loan amount provided by the Company. Interest on these loans are amortized over the terms of the loans.

Real estate capitalization and cost allocation
----------------------------------------------

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land and improvement costs include land, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value. Land held for development and improvements are stated at cost or estimated net realizable value, whichever is lower.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

Capitalization of interest
--------------------------

Interest incurred during construction is capitalized into construction in progress. All other interest is expensed as incurred.

For the year ended December 31, 2006, interest incurred by the Company was $2,245,021 and capitalized interest for the same period was $1,975,588.

Concentrations
--------------

The Company sells residential and commercial units to residents and small business owners. The Company has no major customer that is accounted for more than 5% of the Company's sales for the year ended December 31, 2006.

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all of construction services and supply of construction materials. Construction services or products purchased from the Company's five largest subcontractors/suppliers accounted for 41% for the year ended December 31, 2006.


See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


Accounts payables to these subcontractors/suppliers amounted to $2,070,834 at December 31, 2006.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and concentration of risk
------------------------------

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at December 31, 2006 amounted to $353,762, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash
---------------

The bank grants mortgage loans to home purchasers and will credit these amounts to the Company's bank account once title passes. If the houses are not completed and the new home owners have no ownership documents to secure the loan, the bank will deduct 10% of the home owner's loan from the Company's bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company's normal bank account. The bank will release the restricted cash after home purchasers has obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $1,108,271 as of December 31, 2006.

Accounts receivable-trade
-------------------------

Accounts receivable-trade consists of balances due from customers for the sale of residential and commercial units in the PRC. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimated uncollectible amounts are based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $3,070,516 at December 31, 2006.




See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

Notes receivable
----------------

In 2006, the Company began financing sales to certain new home owners. Financing agreements are signed and the loans are due in 1 to 3 years. The loans are non-interest bearing, therefore the Company calculated imputed interest totaling $34,710 and discounted the carrying amount of note receivable. The Company will start to amortize the interest in the year, 2007. Notes receivable are presented net of unamortized interest and allowance for doubtful accounts.


Notes receivable                                   $    2,290,378
Less: unamortized interest                                (34,710)
Less: allowance for doubtful accounts                    (128,397)
                                                   --------------
Notes receivable, net                              $    2,127,271
                                                   ==============


Other receivables
-----------------

Other receivables consist of various cash advances to unrelated companies and individuals which the management of the Company have business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. The balances of other receivables were $1,282,831 as December 31, 2006. Other receivables are reviewed annually as to whether their carrying value has become impaired. As of December 31, 2006, the Company has established an allowance for doubtful accounts of $301,920.

Advances to suppliers
---------------------

Advances to suppliers consist of amounts paid in advance to contractors and vendors for services and materials that have not been performed or received and generally relate to the development and construction of residential units in the PRC. Advances amounted to $493,570 as of December 31, 2006.

Inventories
-----------

Inventories consist of residential and commercial units under construction and units completed. Inventories are stated at the lower of cost or net realizable value. If the inventory is determined to be impaired, it will be written down to its fair market value. Inventory costs include land use right, land development and home construction costs, engineering costs, insurance costs, wages, real estate taxes, and interest related to development and construction. All costs are accumulated by specific projects and allocated to residential and commercial units within the respective projects. The Company leases the land for the residential unit sites under land use rights with various terms from the government of the PRC. The Company evaluates the carrying value for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired would be recorded as adjustments to the cost basis. Impairment charges of $79,665, and $0 were recorded for the years ended December 31, 2006 and 2005, respectively.


See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

No depreciation is provided for construction in progress. Construction overhead and selling expenses are expensed as incurred.

Property and equipment
----------------------

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended December 31, 2006 and 2005 amounted to $354,444 and $124,404, respectively. Estimated useful lives of the assets are as follows:


                                                  Estimated Useful Life
                                                  ---------------------
Buildings                                         30 years
Vehicles                                          6 years
Electronic equipment                              5 years
Office furniture                                  5 years


Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Long-lived assets
-----------------

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes there was no impairments of its long-lived assets as of December 31, 2006.

Fair value of financial instruments
-----------------------------------

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. Management believes the interest rate on notes reflect rates currently available. Thus, the carrying value of loans payable approximates fair value.


See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006



Advances from customers
-----------------------

Advances from customers represent prepayments by customers for home purchases. The Company records such prepayment as advances from customers when the payments are received. Advances from customers amounted to $2,902,426 at December 31, 2006.

Accounts payable
----------------

Accounts payable consists of balances due to subcontractors and suppliers for the purchase of construction services. Accounts payable amounted to $5,324,815 at December 31, 2006.

Other payable
-------------

Other payables consist of various cash advances from unrelated companies and individuals which management of the Company have business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. Other payables amounted to $2,572,838 as of December 31, 2006.

Employee compensation
---------------------

The Company has a bonus compensation plan for its executive officers and employees if certain goals are met. The total amount of bonus compensation charged to selling, general and administrative expense under this plan was $0 and $81,208 for the years ended December 31, 2006 and 2005, respectively.

Advertising Costs
-----------------

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $565,577 and $533,021 for the years ending December 31, 2006 and 2005 respectively.

Warranty costs
--------------

Generally, the Company provides all of its customers with a limited (half a year to 5 years) warranty period for defective workmanship.

The Company accrues the estimated warranty costs into the cost of its homes as a liability after each project is closed based on the Company's historical experience, which normally is less than 0.2% of total cost of the project. Any excess amounts are expensed in the period when they occur. Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead costs of another project. Any significant material defects are generally under warranty with the Company's suppliers. Currently, the Company retains 5% of the total construction contract from the construction contractors for a period of one year after the completion of the construction. Such retention amounts will be used to pay for any repair expense incurred due to defects in the construction. The Company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of December 31, 2006 and 2005, the Company accrued $68,682 and $66,502 as warranty costs, respectively.




See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006



Income Taxes
------------

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2006 and 2005, there were no significant book to tax differences

Local PRC income tax
--------------------

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability company. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes at December 31, 2006 consisted of the following:

                                                     2006            2005
                                               -------------     ------------
Provision for China income and local tax       $   4,511,442     $  2,333,444

Deferred taxes                                            --               --
                                               -------------     ------------
       Total provision for income taxes        $   4,511,442     $  2,333,444
                                               =============     ============


The following table reconciles the U.S. statutory rates to the Company's effective tax rate at December 31,

                                            2006         2005
                                          ---------   ---------
U.S. statutory rates                          34.0%       34.0%
Foreign income not recognized in USA        (34.0)      (34.0)
China income taxes                            33.0        33.0
                                          ---------   ---------
      Totals                                  33.0%       33.0%
                                          =========   =========


Basic and diluted earning per share
-----------------------------------

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method.



See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006



Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

At December 31, 2006, the Company had outstanding 309,612 warrants. The average stock price for the twelve months ended December 31, 2006 was less than the exercise price of the warrants; therefore, the warrants are not factored into the diluted earning per share calculation as they are anti-dilutive.

Comprehensive income
--------------------

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders' equity that, under generally accepted accounting principle, are excluded from net income. Gain on foreign exchange translation totaled $ 655,435 and $242,783 for 2006 and 2005, respectively.

Statement of Cash Flows
-----------------------

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Pronouncements
---------------------

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement on its financial statements.



See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.   Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3. Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a service elects to subsequently measure at fair value.

5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on its financial statements.

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on its financial statements. In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a






See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on its financial statements.

Note 3 - Supplemental disclosure of cash flow information

Income taxes paid amounted to $0 and $2,476,096 for the years ended December, 2006 and 2005, respectively. Interest paid for the year ended December 31, 2006 and 2005 amounted to $2,147,800 and $170,928, respectively.

Noncash investing transactions included the exchange of certain inventory units costing $492,757 for certain units in a hotel valued at $703,296. The result of the exchange is a gain of $210,296 which was included in other income as disclosed in Note 15.

Noncash financing transactions included the issuance of 16,000,000 shares of common stock to the original shareholders of XTHDC in consideration of a promissory note totaling $5,462,797 which was due on December 31, 2007.

Note 4 - Inventories

The following summarizes the components of real estate inventories at December 31, 2006:


Finished projects                                             $  37,247,436
Construction in progress                                          9,730,650
                                                              -------------
Total real estate held for development or sale                $  46,978,086
                                                              =============

Note 5 - Receivables, deferred charges and other assets

Receivables, deferred charges and other assets consist of the following at December 31, 2006:




See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006




Other receivable                               $         1,282,831
  Allowance for bad debts                                 (301,920)
Prepaid expenses                                             5,128
                                               -------------------
Receivables, deferred charges and
other assets                                   $           986,039
                                               ===================


Note 6 - Property and equipment, net

Property and equipment consist of the following at December 31, 2006:



Buildings and improvements                    $         18,255,045
Machinery and equipment                                    117,081
Transportation equipment                                    55,598
Furniture and fixture                                       95,519
                                              --------------------
  Totals                                                18,523,243
Accumulated depreciation                                  (821,347)
                                              --------------------
  Property and equipment, net                 $         17,701,896
                                              ====================


Note 7 - Accounts receivable

Accounts receivable consist of the following at December 31, 2006:



Accounts receivable                           $          3,149,634
  Allowance for doubtful                                   (79,118)
  accounts
                                              --------------------
Accounts receivable, net                      $          3,070,516
                                              ====================


Note 8 - Loans from employees

The Company has borrowed monies from certain employees to fund the Company's construction projects. The loans bear interest ranging between 7% to 12% and the principal matures within one to three years. At December 31, 2006, loan from employees amounted to $1,037,842. Total interest expense on these loans amounted to $80,440 and $117,602 for 2006 and 2005, respectively.

Note 9 - Loans payable

Loans payable represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks when expired. Loans payable at December 31, 2006 consisted of the following:






See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006




Commercial Bank Weilai Branch
     due August 7, 2007, annual interest rate
     is at 9.945%, secured by the Company's
     Xin Xin Gangwan, Xin Xin Tower and
     Ming Yuan Projects                                     $  5,128,000

Shannxi International Trust Investment Co.,
     due on demand, annual interest is at
     10.80%, secured by 14 units of the
    Company's Xin Xin In House and Harbor
    projects                                                   2,564,000

Shannxi International Trust Investment Co.,
     due September 20, 2007, annual interest
     is at 10.80%, secured by six commercial
     units of the Company's Jun Jin Yuan project                 503,826

Merchant bank Xi'an high and new technology
     development zone branch, due June 27, 2007
     annual interest is at 19.20%, secured by the
     Company's Jun Jin Yuan project                              403,830

Construction Bank Zhuque Road Branch,
     due May 6, 2007, annual interest is at 6.21%,
     secured by the Company's Jun Jin Yuan project             4,107,528

Construction Bank Zhuque Road Branch,
     due July 6, 2007, annual interest is at 6.91%,
     secured by the Company's Jun Jin Yuan project             2,564,000

Commercial Bank Weilai Branch,
    due December 31, 2007, annual interest is at
    9.79%, secured by the Company's 24G project                6,410,000

Various loans on demand,
      to  unrelated parties, at various interest rate          1,525,668
                                                            ------------
                              Total
                                                            $ 23,206,852
                                                            ============


All loans were borrowed for construction projects. All interest paid was capitalized and allocated to various construction projects.

Note 10 - Accrued Expenses

Accrued expenses at December 31, 2006 are as follows:



Accrued payroll                                            $      13,294
Accrued expenses                                               1,725,290
                                                           -------------
Total                                                      $   1,738,584
                                                           =============




See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


Note 11 - Stockholders' Equity

Common stock
------------

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of the Company's common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company's common stock and those issuable upon exercise of the warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors.

On July 7, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of the Company's common stock and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.





See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006



The Company is obligated to file a registration statement registering the resale of shares of the Company's Common Stock and those issuable upon exercise of the Warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

On August 21, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $812,500 of the Company's common stock and common stock purchase warrants. The securities sold were an aggregate of 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company's Common Stock and those issuable upon exercise of the Warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 50,000 shares of common stock on the same terms and conditions as the investors.


See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006




Warrants
--------
Following is a summary of the warrant activity:



                                                     Weighted
                                                     Average
                                        Warrants     Exercise    Aggregate
                                       outstanding   Price     Intrinsic Value

Outstanding, December 31, 2006               -           -            -
Granted                                  309,612         -
Forfeited                                    -           -
Exercised                                    -           -
                                       ------------
Outstanding, December 31, 2006           309,612      $3.60        $  0
                                       ============

Following is a summary of the status of warrants outstanding at December 31, 2006:


Outstanding Warrants                     Exercisable Warrants

                        Average
                        Remaining
Exercise    Number      Contractual      Average       Exercise
Price                   Life             Price         Number

$3.60       309,612     2.57             $3.60         309,612


Statutory reserves
------------------

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises' income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund for staff and workers. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital.

The proportion of allocation for statutory public welfare fund and enterprise expansion fund is decided by the enterprise itself. A wholly-owned Foreign Invested Enterprise does not have to establish or contribute to an enterprise expansion fund.

Statutory surplus reserves are to be utilized to offset prior years' losses, or to increase its share capital. When the statutory surplus reserve fund of a limited liability company converts its surplus reserves to capital in accordance with a shareholders' resolution, the company will either distribute new shares in proportion to the number of shares held by the each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital. Pursuant to the board of directors' resolution, the Company transferred 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company's registered capital.


See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


The transfer to this reserve must be made before distributions of any dividends to shareholders. For the year ended December 31, 2006, the Company appropriated $915,960 to this surplus reserve.

Note 12 - Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The Company established a retirement pension insurance, unemployment insurance, health insurance and house accumulation fund for the employees during the term they are employed. For the year ended December 31, 2006, the Company made contributions in the amount of $13,922.

Note 13 - Earnings Per Share

Earnings per share for twelve months December 31, 2006 and 2005 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. There were no common stock equivalents that were dilutive during the twelve months December 31, 2006; accordingly, basic and diluted earning per share were the same for all periods presented.

Notes 14 - Other Income

The Company also rents certain portion of its residential and commercial units to individuals and businesses for a 1 year term renewed annually. Rental income and other income and expense for the year ended December 31 consisted of the following:


                                                             2006         2005
                                                           --------     --------
Interest income                                            $ 30,395     $ 45,545

Other nonoperating income                                    58,543      139,236
House rental income                                         213,544      144,678

Gain on disposal of fixed assets and inventory              149,830           --

Gain on disposal of fixed assets                                 --        6,222
                                                           --------     --------
Total                                                      $452,312     $335,681

                                                           ========     ========

Note 15 - Commitments and Contingencies

The Company leases part of its office space under long-term, non-cancelable operating lease agreements. The leases expire on 12/31/2008.




See report of independent registered public accounting firm

             CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


The following is a schedule of future minimum rental payments required under the operating lease agreements:

                     Year ending            Office
                     December 31             Lease
                                       -----------
                            2007       $    65,783
                            2008            65,783
                                       -----------
                                           131,566
                                       ===========

Rental expense for the 2006 and 2005 amounted to $70,178 and $64,017, respectively.

Note 17 - Subsequent Events

On March 9, 2007, the Company entered into a Shares Transfer Agreement (the Agreement) with the shareholders of Xi'an New Land Development Co., Ltd. (New
Land), pursuant to which the Company has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million RMB, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million RMB, estimated to be approximately US$610,000, payable within 20 days after the signing of the Agreement, an additional cash payment of 57 million RMB, estimated to be approximately US$7.2 million, payable within 30 days after the Company has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million RMB, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.









See report of independent registered public accounting firm

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

                                                                        March 31,      December 31,
                                                                          2007             2006
                                                                      ------------    ------------
                                                                       (Unaudited)
                                                                      ------------
ASSETS
  Cash                                                                $    257,187    $    379,633
  Cash - restricted                                                      1,222,618       1,108,271
  Accounts receivable, net of allowance for doubtful
   accounts of $79,920 and 79,118, respectively                          2,618,833       3,070,516
  Notes receivable, net                                                  2,128,304       2,127,271
  Real estate
   Finished projects                                                    31,788,383      37,247,436
   Construction in progress                                             10,549,075       9,730,650
                                                                      ------------    ------------
     Total real estate held for development or sale                     42,337,458      46,978,086
                                                                      ------------    ------------

  Property and equipment, net                                           17,708,994      17,701,896
  Advance to suppliers                                                   5,247,003         493,570
  Receivables, deferred charges and other assets                         1,140,707         986,039
                                                                      ------------    ------------
     Total assets                                                     $ 72,661,104    $ 72,845,282
                                                                      ============    ============

LIABILITIES
  Accounts payable                                                    $  5,550,820    $  5,324,815
  Advances from customers                                                2,015,250       2,902,426
  Accrued expenses                                                       1,481,171       1,738,584
  Payable to original shareholders                                       5,462,798       5,462,798
  Income and other taxes payable                                        11,835,787      11,386,169
  Other payables                                                         1,857,590       2,572,838
  Loans from employees                                                   1,441,142       1,037,842
  Loans payable                                                         22,626,329      23,206,852
                                                                      ------------    ------------

    Total liabilities                                                   52,270,887      53,632,324
                                                                      ------------    ------------

SHAREHOLDERS' EQUITY
  Common stock: $.001 par value, authorized 100,000,000 shares              20,679          20,619
   issued and outstanding 20,679,223 and 20,619,223, respectively
  Additional paid in capital                                             7,323,940       7,192,600
  Statutory reserves                                                     2,234,124       2,150,138
  Retained earnings                                                     15,122,697      14,414,181
  Capital contribution receivable                                       (5,462,798)     (5,462,798)
  Accumulated other comprehensive income                                 1,151,575         898,218
                                                                      ------------    ------------

   Total shareholders' equity                                           20,390,217      19,212,958
                                                                      ------------    ------------

    Total liabilities and shareholders' equity                        $ 72,661,104    $ 72,845,282
                                                                      ============    ============

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

                                                                            2007           2006
                                                                        ------------   ------------
                                                                        (Unaudited)    (Unaudited)
                                                                        ------------   ------------
REVENUE
   Sale of properties                                                   $  8,045,576   $ 16,978,251
   Other income                                                              150,621         18,572
                                                                        ------------   ------------
      Total revenue                                                        8,196,197     16,996,823
                                                                        ------------   ------------

COSTS AND EXPENSES
   Cost of properties sold                                                 6,251,458     11,507,106
   Selling, general and administrative expenses                              498,079        623,240
   Other expense                                                              32,619         72,414
   Interest expense                                                          207,876         21,783
                                                                        ------------   ------------
       Total costs and expense                                             6,990,032     12,224,543
                                                                        ------------   ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                                   1,206,165      4,772,280

PROVISION FOR INCOME TAXES                                                   413,663      1,553,878
                                                                        ------------   ------------

NET INCOME                                                                   792,502      3,218,402

GAIN ON FOREIGN EXCHANGE                                                     253,357         98,750
                                                                        ------------   ------------

OTHER COMPREHENSIVE INCOME                                              $  1,045,859   $  3,317,152
                                                                        ============   ============

WEIGHTED AVERAGE SHARES OUTSTANDING
 BASIC AND DILUTED                                                        20,669,223     20,277,615
                                                                        ============   ============

EARNINGS PER SHARE
 BASIC AND DILUTED                                                      $       0.04   $       0.16
                                                                        ============   ============

              CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

                                                                         2007            2006
                                                                     ------------    ------------
                                                                      (Unaudited)     (Unaudited)
                                                                     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                          $    792,502    $  3,218,402
 Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
     Allowance for bad debt                                               512,654         635,722
     Depreciation                                                         169,861          31,554
     Gain on disposal of fixed assets and inventory                           472              --
     Amortization of stock issued for investor relations fees              32,850              --
   (Increase) decrease in assets:
     Accounts receivable                                                  401,374          51,930
     Real estate                                                        5,097,643      (5,883,384)
     Advance to suppliers                                              (4,691,540)      6,026,822
     Other receivable and deferred charges                               (388,692)       (391,140)
   Increase (decrease) in liabilities:
     Accounts payable                                                     170,026       2,232,169
     Advances from customers                                             (913,140)    (14,032,170)
     Accrued expense                                                     (274,003)         48,133
     Other payable                                                       (734,292)         79,857
     Income and other taxes payable                                       332,894       2,307,021
                                                                     ------------    ------------
       Net cash provided by (used in) operating activities                508,609      (5,675,084)
                                                                     ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Change in restricted cash                                               (102,718)        570,789
 Purchase of buildings, equipment and automobiles                          (1,891)       (319,744)
 Notes receivable funded                                                 (108,838)             --
                                                                     ------------    ------------
       Net cash used in (provided by) investing activities               (213,447)        251,045
                                                                     ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Loan proceeds                                                            645,050       5,741,650
 Payments on loans                                                     (1,457,813)             --
 Loans from employees                                                     391,290              --
                                                                     ------------    ------------
      Net cash (used in) provided by financing activities                (421,473)      5,741,650
                                                                     ------------    ------------

DECREASE IN CASH                                                         (126,311)        317,611

EFFECTS ON FOREIGN CURRENCY EXCHANGE                                        3,865           1,530

CASH, beginning of period                                                 379,633          30,746
                                                                     ------------    ------------

CASH, end of period                                                  $    257,187    $    349,887
                                                                     ============    ============

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

Note 1 - Organization and basis of presentation

Organization

China Housing & Land Development, Inc (the "Company") is a Nevada corporation, incorporated on July 6, 2004 under the name Pacific Northwest Productions Inc. On May 6, 2006, the Company changed its name to China Housing & Land Development Inc. The Company, through its subsidiary Xian Tsining Housing Development Company Inc. (XTHDC), is engaged in acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi'an city, the People's Republic of China (PRC).

XTHDC was established during May 1992 as a state-owned enterprise, whose former name is Xian New Star Group Real Estate Development Co. Ltd, and was formerly the logistics department of Lan Zhou Military area of the People's Liberation Army of China. The Company was reorganized as a limited liability company with equity capital invested by management personnel in September 1999. The Company is a Chinese registered limited liability company with a legal structure similar to a regular corporation and a limited liability company. The Articles of Association provide for a 54 year term beginning September 7, 1999 with registered capital of approximately $3,140,000 (RMB26,000,000). On March 28, 2002, the registered capital of Tsining was increased to approximately $6,050,000 (RMB50,000,000).

On April 21, 2006, XTHDC entered into and closed a share purchase agreement with Pacific Northwest Productions, Inc. ("Pacific"), a public shell in the United States of America incorporated in the state of Nevada. Pursuant to the purchase agreement, Pacific acquired all of the issued and outstanding capital stock of XTHDC in exchange for 16,000,000 (post-split) shares of Pacific's common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 4,000,000 (post-split) shares (8,000,000 shares in total) of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific common stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 20,000,000 shares of common stock issued and outstanding.

As a result of the merger, XTHDC's stockholders own approximately 80% of the combined company and the directors and executive officers of XTHDC became the directors and executive officers of Pacific. Accordingly, the transaction has been accounted for as a reverse acquisition of Pacific by XTHDC resulting in a recapitalization of XTHDC. XTHDC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of XTHDC have been presented for the comparative prior period.

In addition, on May 5, 2006, Pacific changed its name to China Housing & Land Development, Inc. (hereafter referred to as the "Company") and the stockholders approved a stock dividend of seven shares for each share held, which has been accounted for as an eight to one forward stock split. All shares and per share data have been restated retrospectively.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)


Note 2 - Acquisition

On March 9, 2007, the Company entered into a Shares Transfer Agreement (the Agreement) to acquire 32 million shares of Xi'an New Land Development Co., Ltd. (New Land), representing 100% equity ownership of New Land. The total purchase price for the acquisition is 270 million RMB, approximately $34 million, which is subject to change. The total purchase price includes 1) an initial cash payment of 5 million RMB, approximately $610,000, payable within 20 days after the signing of the Agreement, 2) an additional cash payment of 57 million RMB, approximately $7.2 million, payable within 30 days after the Company receives a satisfactory audit report of New Land, and 3) a promissory note of the aggregate amount of 208 million RMB, approximately $26.2 million, bearing 10% interest with a maturity date of January 30, 2009.

As of March 31, 2007, the transaction had not closed; as such, the financial data of New Land is not included in the accompanying financial statements.

Note 3 - Summary of significant accounting policies

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements include the accounts of China Housing & Land Development, Inc. and its wholly owned subsidiary, XTHDC. All material inter-company accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency translation

As of March 31, 2007, the accounts of the Company are maintained in their functional currency the Chinese Yuan Renminbi (RMB). The reporting currency for the consolidated financial statements is the United States Dollars (USD). In accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations are translated at the weighted average exchange rate for the period. Cash flows are also translated at the weighted average exchange rate for the year; therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Revenue recognition

Real estate sales are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate". Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability. Real estate rental income, less 5% business tax, is recognized on the straight-line basis over the terms of the tenancy agreements.

For Company financed sales, the Company is recognizing sales based on the full accrual method provided that the buyer's initial and continuing investment is adequate according to SFAS No. 66. The initial investment is the buyer's down-payment less the loan amount provided by the Company. Interest on these loans is amortized over the terms of the loans.

Real estate capitalization and cost allocation

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land and improvement costs include land, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value. Land held for development and improvements are stated at cost or estimated net realizable value, whichever is lower.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

Capitalization of interest

Interest incurred during construction is capitalized into construction in progress. All other interest is expensed as incurred.

For the three months ended March 31, 2007, interest incurred by the Company was $531,103 and capitalized interest for the same period was $323,227. For the three months ended March 31, 2006, interest incurred by the Company was $706,649 and capitalized interest for the same period was $684,866.

Concentrations

The Company sells residential and commercial units to residents and small business owners. The Company had one major customer that accounted for approximately 47% of the Company's sales for the three months ended March 31, 2007 and accounts receivable for this customer at March 31, 2007 amounted to $1,199,408. There was no major customer that accounted for over 5% of the Company's sales for the three months ended March 31, 2006.

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all of construction services and supply of construction materials. Construction services or products purchased from the Company's five largest subcontractors/suppliers accounted for 16% and 41% of the Company's purchases for the three months ended March 31, 2007 and 2006, respectively. Accounts payables to these subcontractors/suppliers amounted to $1,260,133 and $2,574,122 at March 31, 2007 and 2006, respectively.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at March 31, 2007 and December 31, 2006 amounted to $233,483 and $353,762, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

The bank grants mortgage loans to home purchasers and will credit these amounts to the Company's bank account once title passes. If the houses are not completed and the new home owners have no ownership documents to secure the loan, the bank will deduct 10% of the home owner's loan from the Company's bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company's normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $1,222,618 and $1,108,271 as of March 31, 2007 and December 31, 2006, respectively.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



Accounts receivable-trade

Accounts receivable-trade consists of balances due from customers for the sale of residential and commercial units in the PRC. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimated uncollectible amounts are based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $2,618,833 and $3,070,516 at March 31, 2007 and December 31, 2006, respectively.

Notes receivable

The Company finances sales to certain new home owners. Financing agreements are signed and the loans are due in 1 to 3 years. The loans are non-interest bearing, therefore the Company has calculated imputed interest and discounted the carrying amount of notes receivable. Notes receivable are presented net of unamortized interest and allowance for doubtful accounts.


                                        March 31, 2007    December 31, 2006
                                        --------------    -----------------
                                          (Unaudited)
                                        --------------
Notes receivable                        $    2,290,142     $    2,290,378
Less: unamortized interest                     (32,139)           (34,710)
Less: allowance for doubtful accounts         (129,699)          (128,397)
                                        --------------     --------------
Notes receivable, net                   $    2,128,304     $    2,127,271
                                        ==============     ==============

Other receivables

Other receivables consist of various cash advances to unrelated companies and individuals which the management of the Company have business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. The balances of other receivables were $1,291,299 and $1,282,831 as of March 31, 2007 and December 31, 2006, respectively. Other receivables are reviewed annually as to whether their carrying value has become impaired. The Company has established an allowance for doubtful accounts of $304,981 and $301,920 as of March 31, 2007 and December 31, 2006, respectively

Advances to suppliers

Advances to suppliers consist of amounts paid in advance to contractors and vendors for services and materials that have not been performed or received and generally relate to the development and construction of residential units in the PRC. Advances amounted to $5,247,003 and $493,570 as of March 31, 2007 and December 31, 2006, respectively.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



Real estate inventory (Inventory or Inventories)

Real estate inventories represent real estate held for development or sale and consist of residential and commercial units under construction and units completed. Inventories are stated at the lower of cost or net realizable value. If the inventory is determined to be impaired, it will be written down to its fair market value. Inventory costs include land use right, land development and home construction costs, engineering costs, insurance costs, wages, real estate taxes, and interest related to development and construction. All costs are accumulated by specific projects and allocated to residential and commercial units within the respective projects. The Company leases the land for the residential unit sites under land use rights with various terms from the government of the PRC. The Company evaluates the carrying value for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventory deemed to be impaired would be recorded as adjustments to the cost basis. No Impairment loss was incurred or recorded for the three months ended March 31, 2007 and 2006.

No depreciation is provided for construction in progress. Construction overhead and selling expenses are expensed as incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the three months ended March 31, 2007 and 2006 amounted to $169,861 and $31,554, respectively. Estimated useful lives of the assets are as follows:

                                                           Estimated Useful Life
                                                           ---------------------
Buildings                                                  30 years
Vehicles                                                   6 years
Electronic equipment                                       5 years
Office furniture                                           5 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes there were no impairment of its long-lived assets as of March 31, 2007.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. Management believes the interest rate on notes reflect rates currently available. Thus, the carrying value of loans payable approximates fair value.

Advances from customers

Advances from customers represent prepayments by customers for home purchases. The Company records these prepayments as advances from customers when the payments are received. Advances from customers amounted to $2,015,250 and $2,902,426 at March 31, 2007 and December 31, 2006, respectively.

Accounts payable

Accounts payable consists of balances due to subcontractors and suppliers. Accounts payable amounted to $5,550,820 and $5,324,815 at March 31, 2007 and December 31, 2006, respectively.

Other payables

Other payables consist of various cash advances from unrelated companies and individuals which management of the Company have business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. Other payables amounted to $1,857,590 and $2,572,838 as of March 31, 2007 and December 31, 2006, repectively.

Advertising costs

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $62,891 and $163,033 for the three months ended March 31, 2007 and 2006 respectively.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

Warranty costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) warranty period for defective workmanship.

The Company accrues estimated warranty costs into the cost of its homes as a liability after each project is closed based on the Company's historical experience, which normally is less than 0.2% of total cost of the project. Any excess amounts are expensed in the period when they occur. Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead costs of another project. Any significant material defects are generally under warranty with the Company's suppliers. Currently, the Company retains 5% of the total construction contract from the construction contractors for a period of one year after the completion of the construction. Such retention amounts will be used to pay for any repair expense incurred due to defects in the construction. The Company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of March 31, 2007 and December 31,2006, the Company has accrued $68,682 as warranty costs.

Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At March 31, 2007 and 2006, there was no significant book to tax differences

The Company adopted FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption had no affect on the Company's financial statements.

Local PRC income tax

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes at March 31 consisted of the following:

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)


                                                         2007            2006
                                                     -----------     -----------
                                                     (Unaudited)     (Unaudited)
                                                     -----------     -----------
Provision for China income and local tax             $   413,663     $ 1,553,878
Deferred taxes                                                --              --
                                                     -----------     -----------
   Total provision for income taxes                  $   413,663     $ 1,553,878
                                                     ===========     ===========

The following table reconciles the U.S. statutory rates to the Company's effective tax rate at March 31,

                                                       2007            2006
                                                   -----------     -----------
U.S. statutory rates                                      34.0%           34.0%
Foreign income not recognized in USA                     (34.0)          (34.0)
China income taxes                                        33.0            33.0
                                                   -----------     -----------
   Totals                                                 33.0%           33.0%
                                                   ===========     ===========

Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law will replace the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs"). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. The Company is currently evaluating the effect of the new EIT law will have on its financial position.

Sales and additional taxes

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). EITF No. 06-3 permits that such taxes may be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact our consolidated financial statements. We present the taxes within the scope of EITF No. 06-3 on a net basis.

All sales recognized are subject to sales and additional taxes of 5.61% and are payable to local government. This amount is included in cost of properties sold. Sales and additional taxes incurred for the three months ended March 31, 2007 and 2006 were $451,357 and $952,480, respectively.

Basic and diluted earning per share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

At March 31, 2007, the Company had 309,612 outstanding warrants. The average stock price for the three months ended March 31, 2007 was less than the exercise price of the warrants; therefore, the warrants are not factored into the diluted earning per share calculation as they are anti-dilutive.

Stock-based compensation

The Company records stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments," ("FAS123R"), which established standards for the accounting for transactions in which an entity exchange its equity instruments for goods or services. This statement requires companies to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period of services rendered.

Comprehensive income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net income. Gain on foreign exchange translation totaled $253,357 and $98,750 for the three months ended March 31, 2007 and 2006, respectively.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent pronouncements

In September 2006, FASB issued SFAS 157 'Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on its financial statements.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financials Liabilities -- Including an Amendment of FASB Statement No. 115. This standard permits measurement of certain financial assets and financial liabilities at fair value. If the fair value option is elected, the unrealized gains and losses are reported in earnings at each reporting date. Generally, the fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 requires prospective application and also establishes certain additional presentation and disclosure requirements. The standard is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company is currently evaluating the provisions of SFAS No. 159 to determine the potential impact, if any, the adoption will have on the Company's financial statements.

Note 4 - Supplemental disclosure of cash flow information

Income taxes paid amounted to $0 and $1,553,878 for the three months ended March 31, 2007 and 2006, respectively. Interest paid for the three months ended March 31, 2007 and 2006 amounted to $531,103 and $706,649, respectively.

Noncash financing transactions included 60,000 shares of common stock issued to an investor relations company in consideration of a one year consulting service valued at $131,400.

Note 5 - Real estate inventories

The following summarizes the components of real estate inventories as of March 31, 2007 and December 31, 2006:

                                                       March 31, 2007   December 31, 2006
                                                       --------------   -----------------
                                                        (Unaudited)
                                                       --------------
Finished projects                                      $   31,788,383    $   37,247,436
Construction in progress                                   10,549,075         9,730,650
                                                       --------------    --------------
Total real estate held for development or sale         $   42,337,458    $   46,978,086
                                                       ==============    ==============

Note 6 - Receivables, deferred charges and other assets

Receivables, deferred charges and other assets consist of the following as of March 31, 2007 and December 31, 2006:


                                                     March 31, 2007    December 31, 2006
                                                     --------------    -----------------
                                                      (Unaudited)
                                                     --------------
Other receivable                                     $    1,291,299      $  1,282,831
  Allowance for doubtful Accounts                          (304,981)         (301,920)
Prepaid expenses                                            154,389             5,128
                                                     --------------      ------------
Receivables, deferred charges and other assets       $    1,140,707      $    986,039
                                                     ==============      ============

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

Note 7 - Property and equipment, net

Property and equipment consist of the following as of March 31, 2007 and December 31, 2006:

                                                     March 31, 2007     December 31, 2006
                                                     --------------     -----------------
                                                       (Unaudited)
                                                     --------------
Buildings and improvements                           $   18,440,651      $   18,255,045
Machinery and equipment                                     119,693             117,081
Transportation equipment                                     50,171              55,598
Furniture and fixture                                        96,469              95,519
                                                     --------------      --------------
 Totals                                                  18,706,984          18,523,243
Accumulated depreciation                                   (997,990)           (821,347)
                                                     --------------      --------------
 Property and equipment, net                         $   17,708,994      $   17,701,896
                                                     ==============      ==============

Note 8 - Accounts receivable

Accounts receivable consist of the following as of March 31, 2007 and December 31, 2006:

                                                     March 31, 2007     December 31, 2006
                                                     --------------     -----------------
                                                      (Unaudited)
                                                     -------------
Accounts receivable                                  $   2,698,253       $   3,149,634
 Allowance for doubtful
 accounts                                                  (79,920)            (79,118)
                                                     -------------       -------------
Accounts receivable, net                             $   2,618,333       $   3,070,516
                                                     =============       =============


Note 9 - Loans from employees

The Company has borrowed monies from certain employees to fund the Company's construction projects. The loans bear interest ranging from 7% to 12% and the principal matures within one to three years. Loans from employees amounted to $1,441,142 and $1,037,842 as of March 31, 2007 and December 31, 2006,
respectively.

Note 10 - Loans payable

Loans payable represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks when expired. Loans payable consisted of the following as of March 31, 2007 and December 31, 2006:

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

                                                    March 31, 2007   December 31, 2006
                                                    --------------   -----------------
                                                     (Unaudited)
                                                    --------------
Commercial Bank Weilai Branch
   due August 7, 2007, annual interest rate is
   at 9.945%, secured by the Company's
   Xin Xin Gangwan, Xin Xin Tower and
   Ming Yuan Projects                               $    5,180,000     $    5,128,000

Shannxi International Trust  Investment Co.,
   due on demand,  annual interest is at 10.80%,
   secured by 14 units of the Company's
   Xin Xin In House and Harbor projects                  2,201,502          2,564,000

Shannxi International Trust  Investment Co.,
   due September 20, 2007, annual interest is at
   10.80%, secured by six commercial units of
   the Company's Jun Jin Yuan project                      508,935            503,826

Merchant bank Xi'an high and new technology
   development zone branch, due June 27, 2007
   annual interest is at 19.20%, secured by the
   Company's Jun Jin Yuan project                          407,925            403,830

Construction Bank Zhuque Road Branch,
   due May 6, 2007, annual interest is at 6.21%,
   secured by the Company's Jun Jin Yuan project         3,501,684          4,107,528

Construction Bank Zhuque Road Branch,
   due July 6, 2007, annual interest is at 6.91%,
   secured by the Company's Jun Jin Yuan project         2,680,653          2,564,000

Commercial Bank Weilai Branch,
   due December 31, 2007, annual interest is at
   9.79%, secured by the Company's 24G project           6,345,506          6,410,000

Various loans on demand,
   to unrelated parties, at various interest rate        1,800,124          1,525,668

                                                    --------------     --------------
      Total                                         $   22,626,329     $   23,206,852
                                                    ==============     ==============

All loans were borrowed for construction projects. Interest paid was capitalized during the periods of construction and allocated to various construction projects. When the projects are completed, interest incurred from these loans is expensed.

Note 11 - Shareholders' equity

Common stock

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of the Company's common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction. See note 15 for the effect of anti-dilution provisions which was triggered as a result of the May 7, 2007 equity offering.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors.

On July 7, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of the Company's common stock and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction. See note 15 for the effect of anti-dilution provisions which was triggered as a result of the May 7, 2007 equity offering.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

On August 21, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $812,500 of the Company's common stock and common stock purchase warrants. The securities sold were an aggregate of 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction. See note 15 for the effect of anti-dilution provisions which was triggered as a result of the May 7, 2007 equity offering.

The Company has filed the registration statement registering the resale of shares of the Company's Common Stock and those issuable upon exercise of the Warrants on August 21, 2006 and the registration statement was effective on September 14, 2006.

               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 50,000 shares of common stock on the same terms and conditions as the investors.

On January 15, 2007, the Company issued 60,000 shares of common stock to an investor relations company in consideration for one year of consulting service through December 31, 2007. The 60,000 shares of common stock have been recorded at $2.19 per share or $131,400 based on the trading price of the shares at January 12, 2007.

Warrants

Following is a summary of the warrant activity:

                                                    Weighted
                                                     Average
                                       Warrants     Exercise        Aggregate
                                      outstanding     Price      Intrinsic Value
                                      -----------     -----      ---------------
Outstanding, December 31, 2006                 --    $    --             --
Granted                                   309,612       3.60
Forfeited                                      --         --
Exercised                                      --         --
                                         --------
Outstanding, March 31, 2007               309,612    $  3.60       $     --
                                         ========

Following is a summary of the status of warrants outstanding at March 31, 2007:


Outstanding Warrants                    Exercisable Warrants
--------------------                    --------------------

                     Average
Exercise             Remaining
Price      Number    Contractual Life   Average Price    Number
--------   -------   ----------------   --------------   -------

$3.60      309,612   2.31               $3.60            309,612

Statutory reserves

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises' income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves, the proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital. Statutory reserves represent restricted retained earnings.

Statutory surplus reserves are to be utilized to offset prior years' losses, or to increase its share capital. When the statutory surplus reserve fund of a limited liability company converts its surplus reserves to capital in accordance with a shareholders' resolution, the company will either distribute new shares in proportion to the number of shares held by the each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital.

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               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



Pursuant to the board of directors' resolution, the Company transferred 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company's registered capital.

The transfer to this reserve must be made before distributions of any dividends to shareholders. For the three months ended March 31, 2007 and 2006, the Company appropriated $83,986 and $321,840, respectively to this surplus reserve.

Note 12 - Employee welfare plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The Company established a retirement pension insurance, unemployment insurance, health insurance and house accumulation fund for the employees during the term they are employed. The amount contributed to the fund is based on a certain % on the base salaries set forth by the provincial and city government. For the months ended March 31, 2007 and 2006, the Company made contributions in the amount of $6,218. and $17,079, respectively.

Note 13 - Earnings per share

Earnings per share for three months ended March 31, 2007 and 2006 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. There were no common stock equivalents that were dilutive during the three months ended March 31, 2007 and 2006; accordingly, basic and diluted earning per share were the same for all periods presented.

Note 14 - Commitments and contingencies

The Company leases part of its office space under long-term, non-cancelable operating lease agreements. The leases expire on 12/31/2008.

The following is a schedule of future minimum rental payments required under the operating lease agreements:

                   Year ending         Office
                      March 31          Lease
                                     ----------
                          2007        $  67,585
                          2008           67,585
                                     ----------
                                        135,170
                                     ==========

Rental expense for the three months ended March 31, 2007 and 2006 amounted to $16,896 and $18,988, respectively.

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               CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)



Note 15 - Subsequent events

On May 7, 2007, China Housing & Land Development Inc. (the "Company"), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the "Closing Date"), the Company completed the sale of $25,006,978 of common stock of the Company ("Common Stock") and common stock purchase warrants (the "Warrants"). The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the transaction. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder. After completion of the May 7, 2007 agreement, and according to
Section 4.8, Anti-Dilute of the Share Purchase Agreements dated June 28, 2006, July 7, 2006 and August 21, 2006, the Company is required to issue and register 126,138 shares common stock and 27,364 warrants; additionally, the Company is required to reduce the exercise price of the warrant from $3.60 to $3.31.

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